SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement [ ] Confidential, For Use of the

[ ] Definitive Proxy Statement Commission Only (as permitted

[ ] Definitive Additional Materials by Rule 14a-6(e)(2))

[ ] Soliciting Material Pursuant to

Rule 14a-11(c) or Rule 14a-12

ANDERSEN GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box): [ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$11,400,000, which is the cash payment to Registrant as of the closing of the transaction.

4) Proposed maximum aggregate value of transaction: $11,400,000

5) Total fee paid: $2,380 (1/50th of 1% of proposed aggregate value stated above)

[X] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount previously paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

ANDERSEN GROUP, INC.

515 MADISON AVENUE

SUITE 2600

NEW YORK, NEW YORK 10022

NOTICE OF COMBINED SPECIAL MEETING AND ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON , 2002

To Our Stockholders:

A combined Special Meeting and Annual Meeting (the "Combined Meeting") of stockholders of Andersen Group, Inc. (the "Company") will be held at The Wings Club, 52 Vanderbilt Avenue, 18th Floor, New York, New York, on , 2002, beginning at 11:15 a.m. New York time.

I. The Combined Meeting is being held for the following purposes:

1. To consider and vote upon the proposed sale to Deringer Mfg. Company of substantially all of the inventory, manufacturing equipment, office furniture and intellectual property of the Company's wholly owned subsidiary, The J.M. Ney Company;

2. To elect a Board of Directors for the ensuing year; and

3. To transact such other business that may properly come before the Combined Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on February 6, 2002 are entitled to notice of and to vote at the Combined Meeting or any postponement or adjournment thereof.

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE COMBINED MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN THE CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

By Order of the Board of Directors

/s/ Francis E. Baker

Francis E. Baker

Secretary

, 2002

New York, New York

ANDERSEN GROUP, INC.

515 MADISON AVENUE

SUITE 2600

NEW YORK, NEW YORK 10022

(212) 826-8942

PROXY STATEMENT

This Proxy Statement relates to the Combined Meeting of stockholders of the Company to be held on , 2002 at 11:15 a.m. New York time, at The Wings Club, 52 Vanderbilt Avenue, 18th Floor, New York, New York, or at such other time and place to which the Combined Meeting may be adjourned or postponed. THE ENCLOSED PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. The date of this Proxy Statement is . The proxy materials relating to the Combined Meeting are first being mailed to stockholders entitled to vote at the combined meeting on or about .

Only stockholders of record as of the close of business on February 6, 2002, are entitled to notice of, and to vote at, the Combined Meeting or any adjournment thereof. On November 15, 2001, the Company had 2,093,661 shares of common stock outstanding. Each share is entitled to one vote. Shares may not be voted at the Combined Meeting unless the holder thereof is present or represented by proxy.

Any stockholder executing the accompanying form of proxy has the power to revoke it at any time prior to its exercise by: (i) attending the Combined Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending written notice of revocation to the Secretary of the Company at 515 Madison Avenue, New York, New York 10022.

I. At the Special Meeting, stockholders will be asked to vote on the following:

1. The proposed sale to Deringer Mfg. Company ("Deringer") of substantially all of the inventory, manufacturing equipment, office furniture and intellectual property of the Company's wholly owned subsidiary, The J.M. Ney Company;

2. To elect a Board of Directors for the ensuing year; and

3. To transact such other business that may properly come before the Combined Meeting or any adjournment or postponement thereof.

The Company's address is 515 Madison Avenue, Suite 2600, New York, New York 10022, and its telephone number is (212) 826-8942.

TABLE OF CONTENTS

SUMMARY OF THE ASSET SALE *

What Assets are Being Sold by the Company? *

What Liabilities are Being Assumed by Deringer? *

Who is the Purchaser? *

What is the Consideration for the Sale of Assets? *

What Will the Company Do with the Assets and Liabilities of JM Ney Not Being Purchased By Deringer? *

Why is the Company Selling the Assets of JM Ney? *

How Will the Proceeds be Used? *

What is the Board of Directors' Recommendation with Respect to the Asset Sale Proposal? *

Are There any Related Agreements? *

What are the Interests of Management OR Directors in the Asset Sale? *

What are the Significant Terms of the Asset Purchase Agreement? *

What Consents or Waivers Must the Company Obtain in Order to Complete the Asset Sale in Addition to the Vote of the Stockholders? *

What Type of Accounting Treatment Will the Asset Sale Receive? *

What Are The U.S. Tax Consequences Of The Asset Sale To The Company? *

What are the U.S. Tax Consequences of the Asset Sale to You? *

Do I Have Any Appraisal Rights in Connection With the Asset Sale? *

ABOUT THE COMBINED MEETING *

When and Where is the Combined Meeting? *

What is the Purpose of the Combined Meeting? *

Who is Entitled to Vote? *

Who May Attend the Combined Meeting? *

What Constitutes a Quorum? *

How Do I Vote? *

What if I Vote and then Change my Mind? *

What are the Board's Recommendations? *

What Vote is Required? *

What are the Effects of Abstentions and Broker Non-votes? *

Who Will Bear the Costs of Soliciting Proxies? *

FORWARD-LOOKING INFORMATION *

THE ASSET SALE *

Overview *

Business of the Company *

Reasons for the Asset Sale *

BACKGROUND OF THE ASSET SALE *

THE ASSET PURCHASE AGREEMENT *

Purchaser *

Assets and Liabilities Subject to the Asset Sale *

Purchase Price *

Conditions to Closing *

Indemnification Obligations *

No Solicitation *

Termination; Termination Fees *

Amendment *

Other Agreements in Connection with the Asset Sale *

Lease *

Escrow Agreement *

Potential Use of Proceeds - The Proposed CCTV Transaction *

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES *

ELECTION OF DIRECTORS *

CORPORATE GOVERNANCE *

REPORT OF THE AUDIT COMMITTEE *

EXECUTIVE COMPENSATION *

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR *

Board Compensation Committee Report on Executive Compensation *

Performance Graph *

Pension Benefits *

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE *

PRINCIPAL STOCKHOLDERS AND SECURITY *

INDEPENDENT PUBLIC ACCOUNTANTS *

STOCKHOLDER PROPOSALS *

OTHER MATTERS *

INCORPORATION BY REFERENCE *

AVAILABLE INFORMATION *

Pro Forma Financial Information F-1

Appendix A - Asset Purchase Agreement A-1

Appendix B - Form of Lease B-1

Appendix C - Form of Escrow Agreement C-1

Appendix D - Audit Committee Charter. D-1

SUMMARY OF THE ASSET SALE

The following is a summary of certain information contained in this Proxy Statement. It is not intended to be a complete statement of all of the material features of the proposed sale by the Company's wholly-owned subsidiary, The J.M. Ney Company ("JM Ney"), of substantially all of its inventory, manufacturing equipment, office furniture and intellectual property (the "Asset Sale") to a wholly-owned subsidiary of Deringer Mfg. Company (collectively, "Deringer"), and is qualified in its entirety by more detailed information contained elsewhere in this Proxy Statement under the heading "The Asset Sale" beginning on page 15, the Appendices hereto, and other information referred to in this Proxy Statement.

What Assets are Being Sold By The Company?

The Company, JM Ney and Deringer have entered into an Asset Purchase Agreement (the "Asset Purchase Agreement"), which provides that JM Ney will sell substantially all of its assets (including all of its operating assets) to Deringer. JM Ney is a full-service, precious metals materials and parts supplier to various automotive, medical, industrial electronics, telecommunications and military market segments. JM Ney's business includes the manufacture of metal alloys, specializing in various trademarked precious metal alloys, and the design, engineering and fabrication of custom precision products.

On a consolidated basis, the assets to be sold in this transaction or retained by JM Ney and sold after this transaction represent approximately 50% of the book value of the Company's assets as of November 30, 2001, and account for 98% of the Company's revenue for the nine months ended November 30, 2001. These assets include intellectual property related to JM Ney's products, raw materials and work in process. JM Ney will retain cash, accounts receivable booked prior to the closing of this transaction, certain refining inventory balances and its over-funded pension plan. JM Ney expects to convert to cash most of the net current assets that it does not sell to Deringer and pay current liabilities. JM Ney will also retain ownership of its Bloomfield, Connecticut manufacturing facility, which will be leased to Deringer under the terms of an eight-year lease to be executed in connection with this transaction.

The Company anticipates that the cash proceeds received at the closing of the Asset Sale together with the Company's liquidation of the remaining current assets of JM Ney that it does not sell to Deringer will be sufficient to pay all current liabilities, including bank debt and expenses of the transaction.

What Liabilities are Being Assumed by Deringer?

Subject to satisfaction or waiver of all conditions to closing, Deringer will also assume certain liabilities of JM Ney including certain equipment leases and certain employee-related expenses.

JM Ney will retain and Deringer will not assume responsibility for payment of (i) certain trade payables and accrued liabilities totally approximately $945,000, including cash overdrafts; (ii) outstanding precious metals consignment borrowings of approximately $1,605,000; (iii) the balance of $1,500,000 due under a term note with Sovereign Bank; and (iv) certain long term pension and health care obligations to former employees of JM Ney recorded in the Company's financial books and records at approximately $992,000. In total, the Company and JM Ney will retain approximately $5,042,000 of liabilities associated with JM. Ney.

Who is the Purchaser?

The purchaser of JM Ney's assets will be a wholly-owned subsidiary of Deringer Mfg. Company, an Illinois corporation. Deringer is a privately held company with its principal place of business at 1250 Town Line Road, Mundelein, Illinois 60060. Deringer is engaged in the manufacturing and marketing of electrical contacts, including contact assemblies, welded wire contacts and tape assemblies and staked rivet assemblies. The Company is not aware of any affiliation between or among the executive officers, directors or principal stockholders of the Company on the one hand, and Deringer and its executive officers, directors or principal stockholders, on the other hand. Deringer is a customer of certain of JM Ney's products and as of the end of the Company's third fiscal quarter, November 30, 2001, represented less than 3% of JM Ney's sales.

What is the Consideration for the Sale of Assets?

In exchange for the assets and assumed liabilities, Deringer will pay JM Ney the purchase price, an amount in cash based on the following:

    $5,269,100 in cash, plus

    the cost of fixed asset additions since February 28, 2001 (estimated to be $178,000), plus the value of inventory to be acquired at the time of the closing (estimated to be $6,151,000) (The value of the inventory is based on the published market value of the precious metal content of inventory and the book value of other inventory components. At November 30, 2001, the prices per troy ounce for gold, silver, platinum and palladium were $275.50, $4.13, $429.13 and $328.90, respectively), plus the book value of the prepaid expenses to be acquired at the time of the closing (estimated to be $104,000), less the book value of the principal component of equipment leases to be assumed (estimated to be $14,000), less the amount of the accrued vacation for the employees of JM Ney to be hired by Deringer (estimated to be $250,000).

Using balances as of the end of the Company's third fiscal quarter, November 30, 2001, the Company expects that at closing of the transaction, Deringer will pay JM Ney approximately $11,400,000 in cash, of which $600,000 will be held in escrow to fund payment of indemnification claims arising under the Asset Purchase Agreement, if any. Under the terms of the Asset Purchase Agreement, JM Ney has provided Deringer with a guarantee that Deringer will realize aggregate gross margins of at least 20% of sales of finished goods for which there are open orders booked at the time of closing of the Asset Sale. Based upon the margins of JM Ney's recent shipping months, which have averaged in excess of 30% (according to the calculation basis provided for in the Asset Purchase Agreement), the Company believes that this guarantee will not result in any adjustment of the purchase price, deductions from the escrowed funds or subsequent payments to Deringer.

Deringer also will enter into an eight-year lease with JM Ney for use of JM Ney's manufacturing facility in Bloomfield, Connecticut (the "Lease") with an annual Lease payment of $290,000 in the first year. The Lease payment is scheduled to increase incrementally on each anniversary date of the Lease at a rate of $5,800 per year during the term of the Lease. In the final year of the Lease, the annual Lease rate will be $330,600. The Lease will be accounted for as an operating lease. The Company will record income under the Lease and continue to record depreciation expense for the facility.

What Will the Company Do with the Assets and Liabilities of JM Ney Not Being Purchased By Deringer?

In addition to the proceeds expected to be received from the closing of this transaction, JM Ney expects to receive approximately $2,773,000 (based on balances as of the end of the Company's third fiscal quarter, November 30, 2001) from the collection of accounts receivable booked prior to the closing of this transaction and the sale of certain inventory components not being purchased by Deringer and payment of current operating liabilities exclusive of bank borrowings. JM Ney and the Company will still continue to own and hold the real estate being leased to Deringer and JM Ney's pension plan. JM Ney will still have certain long-term obligations for pension and health care benefits to former employees.

Why is the Company Selling the Assets of JM Ney?

The Company believes that the Asset Sale is in the best interests of the Company and its stockholders for the following reasons:

    The Company is concerned that technological requirements of JM Ney's business will require continued capital investment which will limit the cash available to support its own ongoing administrative and operational expenses, and/or future investments in other opportunities. Although the Company has no specific corporate level objectives at this time other than contemplation of the proposed CCTV Transaction (as such term is defined in Item 7 under the heading, "How Will the Proceeds Be Used?" below) and maintaining its own operating obligations, the Company believes that continued capital expenditures to JM Ney's business would result in insufficient cash being available for other opportunities the Board of Directors may identify as superior investments;

    The Company is unwilling to make the additional investment necessary to acquire a strategic partner to help JM Ney generate acceptable levels of return on investment. The Company believes that the combination of potential product obsolescence and a slowing economy will make it difficult for JM Ney to remain successful as a stand-alone company. During the past several years, JM Ney has informally considered several strategic partnerships, none of which was ultimately consummated. The Board of Directors believes that additional effort to continue this process at this time will place the existing value of JM Ney at risk, and thus, the members of the Board of Directors believe that its stockholders' interests are best served in the proposed transaction with Deringer.

    The Company wishes to exit this particular manufacturing sector and focus on opportunities that offer more growth potential than JM Ney. The Company believes that given the relative cost and expense of supporting the JM Ney operations, including the likely necessity of expending substantial amounts to upgrade JM Ney's technology in the near term, the Board of Directors has determined that a redeployment of the cash to be generated from the sale of JM Ney would better serve the interests of the stockholders of the Company. Although the Board of Directors has not identified any particular opportunities, the Board of Directors is confident that such opportunities can be identified and pursued in the near term. Such opportunities may include, but are not limited to continuing investments in ZAO COMCOR -TV ("CCTV"), an operator licensed to provide broadband cable television, high speed Internet access, and data transmission to up to 1.5 million residential and business customers within the City of Moscow, Russia and the proposed CCTV Transaction. However, the Board of Directors did not determine to sell JM Ney in connection with or in contemplation of the proposed CCTV Transaction; and

    The Company believes that it will realize appreciation of the value of JM Ney's fixed assets and precious metals by receiving payment for the fixed assets in an amount that is approximately $2,388,000 more than its depreciated book value, and the Company will also receive payment for the precious metals contents of JM Ney's inventory that is $2,625,000 more than its book value as recorded using the LIFO method of accounting both as of November 30, 2001. In addition, the Company will no longer be exposed to the volatility of precious metal prices and in particular Palladium, a metal that is a critical component in many of JM Ney's manufactured products. The Company acquired JM Ney when the price of palladium was $82.50 an ounce, gold was $360.00 an ounce and platinum was $393.50 an ounce. During the nearly eleven years that the Company has owned JM Ney, it has experienced a decline in the value of the gold component of its inventory, but marked increases in its palladium and platinum inventories. JM Ney's business involves the use of palladium to a greater extent than the other precious metals. The price of this particular metal in recent years has been extremely volatile, ranging from over $1,000 an ounce to $350 an ounce. The continuing investment in this precious metals bears both market price risk to continue to own it, and leasing interest rate risk to maintain a significant continuing hedge in the form of consignment leases or deferred pricing loans. At November 30, 2001, 49% of the pre-LIFO reserve book value of JM Ney's inventory was subject to volatile markets for precious metals. In recent years, JM Ney's results of operations have been significantly affected by the volatility in both market price and leasing costs for its precious metals. A sale at this time would eliminate this risk and allow the Company to convert this component of its investment in JM Ney into cash. In addition, JM Ney's operations in recent years have required a substantial amount of capital expenditures. During the three-year period ended February 29, 2000, more than $3,700,000 of capital expenditures had been invested in JM Ney's operations, during a period when its operating results produced no growth in earnings.

How Will the Proceeds be Used?

Using balances as of the end of the Company's third fiscal quarter, November 30, 2001, the Company expects that at closing of the transaction, Deringer will pay JM Ney approximately $11,400,000 in cash, of which $600,000 will be held in escrow to fund payment of indemnification claims arising under the Asset Purchase Agreement, if any. JM Ney also expects to realize approximately $2,773,000 from the collection of accounts receivable booked prior to the closing of this transaction and the sale of certain of certain inventory components not being purchased by Deringer and the payment of current operating liabilities exclusive of bank borrowings.

      The Company expects to use a portion of the proceeds from this transaction to satisfy JM Ney's outstanding borrowings under its revolving credit agreement and term note with Sovereign Bank, which at November 30, 2001 was approximately $3,105,000;

      The Company is negotiating the repurchase of all of the warrants to purchase common stock of JM Ney held by Sovereign Bank. The Company currently estimates that the aggregate purchase price for all the warrants will be at least $100,000;

      The Company expects to purchase outstanding vested stock options of JM Ney granted to employees of JM Ney or held by employees of JM Ney at the closing of the Asset Sale for a price to be determined by the Company based on the remaining assets and liabilities of JM Ney. The Company currently estimates that the aggregate purchase price for these stock options could total approximately $200,000;

      The Company expects to use a portion of the proceeds to satisfy certain severance obligations owed by JM Ney to employees not hired by Deringer, including Ronald N. Cerny, President of JM Ney, which the Company estimates will total $600,000;

      The Company anticipates that legal and accounting fees, and other costs of this transaction may total approximately $370,000, and a portion of the proceeds will be used to pay those costs;

      The Company also expects to use a portion of the proceeds of this transaction for general corporate purposes; or

      The Company is also a party to a certain letter agreement (the "Letter Agreement") dated November 26, 2001, which provides a framework for the Company to acquire control of CCTV. YOU ARE NOT BEING ASKED TO VOTE ON THE PROPOSED CCTV TRANSACTION AS PART OF THIS PROXY STATEMENT.

CCTV is an operator licensed to provide broadband cable television, high speed Internet access, and data transmission to up to 1.5 million residential and business customers within the City of Moscow, Russia. The Letter Agreement contemplates a series of proposed transactions by and among the Company, its minority (25%) owned subsidiary, ABC Moscow Broadband Communication Limited ("MBC"), OAO Moskovskaya Telecommunikatsionnaya Corporatsia ("COMCOR") and CCTV (collectively, the proposed transactions being referred to as the "CCTV Transaction"). As further discussed in more detail under the heading "The Asset Purchase Agreement" in this Section I of the Proxy Statement, if the CCTV Transaction is completed as contemplated in the Letter Agreement, the Company anticipates that it would devote the net proceeds of the Asset Sale to meet the Company's obligations in the CCTV Transaction.

Presently, MBC owns approximately 50% of the capital interests of CCTV. The other 50% of the capital interests of CCTV is owned by COMCOR. Under the terms of the proposed CCTV Transaction as presently contemplated and subject to further negotiation of definitive agreements: (i) the Company would acquire substantially all of the outstanding equity interests of MBC not presently owned by it in exchange for an as yet-to-be-determined number of shares of the Company's common stock; (ii) COMCOR would contribute certain assets to CCTV and transfer its holdings in CCTV to the Company (or its designee) in exchange for shares of the Company's common stock; (iii) the Company, together with MBC, or MBC alone as the Company's designee (or an alternate designee of the Company) would hold all of the capital interests of CCTV; and (iv) MBC would be obligated to invest up to an additional $16,000,000 in CCTV, some of which amount may be funded by the Company. In addition, the CCTV Transaction calls for certain short-term loans to, and investments in, CCTV in exchange for shares of CCTV by MBC. Approximately $2,500,000 has already been advanced by MBC to CCTV and approximately $2,500,000 in additional funds may be advanced to CCTV by MBC within 30 days of this Proxy Statement.

The CCTV Transaction is subject to a number of conditions precedent, which if not met or waived, would cause the CCTV Transaction not to occur. The consummation of the proposed CCTV Transaction, as presently contemplated, would make the net proceeds of the Asset Sale unavailable for other uses by the Company.

Regardless of whether the proposed CCTV Transaction is completed, the Company will use approximately $6,000,000 of the proceeds from the Asset Sale for the purposes set forth in items 1-5 above. If the CCTV Transaction is not consummated for any reason, the Company will also use the proceeds from the Asset Sale for general corporate purposes and for other uses, including acquisitions and investments that the Board of Directors may approve in the future.

If the CCTV Transaction is consummated, there would be substantial ownership dilution to the existing stockholders of the Company as a result of the Company's issuance of new shares of its common stock to COMCOR and the holders of MBC's outstanding capital interests. Finally, in connection with the negotiation and approval of definitive arrangements for the CCTV Transaction, there are certain conflicts of interest, both direct and indirect, among the related parties to the proposed CCTV Transaction, including certain officers, directors and significant stockholders of the Company who are officers, directors and/or shareholders of MBC and/or CCTV. A more complete description of the proposed CCTV Transaction can be found under the heading "The Asset Purchase Agreement - Potential Use of Proceeds - The Proposed CCTV Transaction" in Section I of this Proxy Statement beginning on page 27. You are encouraged to review and understand the principal terms of the proposed CCTV Transaction as it relates to the possible use of proceeds generated by the Asset Sale.

The CCTV Transaction is subject to substantial negotiations among the parties and such negotiations may result in the material terms of the CCTV Transaction differing from those set forth in this Proxy Statement. There can be no assurances that the CCTV Transaction will occur.

THE COMPANY INTENDS TO PROCEED WITH THE ASSET SALE REGARDLESS OF THE LIKELIHOOD OF COMPLETING THE PROPOSED CCTV TRANSACTION. NEITHER THE BOARD OF DIRECTORS' RECOMMENDATION TO THE STOCKHOLDERS TO VOTE FOR THE ASSET SALE NOR THE BOARD'S DETERMINATION THAT THE ASSET SALE IS IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS IS CONDITIONED UPON THE CONSUMMATION OF THE PROPOSED CCTV TRANSACTION. THE CONSUMMATION OF THE PROPOSED CCTV TRANSACTION IS NOT A CONDITION PRECEDENT TO THE ASSET SALE. YOU ARE NOT BEING ASKED TO VOTE ON THE PROPOSED CCTV TRANSACTION AS PART OF THIS PROXY STATEMENT. ASSUMING THE PROPOSED CCTV TRANSACTION PROGRESSES ON TERMS SIMILAR TO THAT SET FORTH IN THE LETTER AGREEMENT AND DEFINITIVE TERMS AND AGREEMENTS SUPPORTING THE PROPOSED CCTV TRANSACTION ARE FINALIZED, YOU WILL BE ENTITLED AND REQUIRED TO VOTE ON CERTAIN MATTERS RELATED TO THE CCTV TRANSACTION IN A SUBSEQUENT PROXY STATEMENT, INCLUDING AN INCREASE IN THE COMPANY'S AUTHORIZED CAPITAL AND THE ISSUANCE OF SHARES OF THE COMPANY'S COMMON STOCK TO BOTH COMCOR AND THE HOLDERS OF SHARES OF MBC.

What is the Board of Directors' Recommendation with Respect to the Asset Sale Proposal?

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ASSET SALE.

Are There any Related Agreements?

In connection with the Asset Sale, the parties also propose to enter into the Lease and an escrow agreement (the "Escrow Agreement") to provide a source to fund payment of indemnification claims, if any, under the Asset Purchase Agreement.

Each of these agreements is attached as an Appendix and is described in greater detail under the heading "The Asset Sale - Other Agreements in Connection with the Asset Sale" in Section I of this Proxy Statement beginning on page 26.

What are the Interests of Management or Directors in the Asset Sale?

Only one of the executive officers and directors of the Company and one executive officer of JM Ney will benefit directly from the Asset Sale. Ronald N. Cerny, President of JM Ney and Andrew M. O'Shea, Chief Financial Officer of the Company and JM Ney, each hold stock options to purchase shares of common stock of JM Ney. The Company intends to repurchase the outstanding stock options of JM Ney held by to Messrs. Cerny and O'Shea at the closing of the Asset Sale on terms consistent with those of the other option holders. Additionally, the Company's Compensation Committee may consider the contributions of Oliver R. Grace, Jr., President and Chief Executive Officer, and Mr. O'Shea, in completing this transaction when the Compensation Committee determines the amount of incentive compensation payable to Mr. Grace, Jr. and Mr. O'Shea.

If the CCTV Transaction is completed, there may be additional benefits to certain officers and directors of the Company who are also officers, directors or shareholders of MBC.

What are the Significant Terms of the Asset Purchase Agreement?

The Company, JM Ney and Deringer have entered into the Asset Purchase Agreement that provides that JM Ney will sell substantially all of its assets to Deringer. Under the Asset Purchase Agreement, Deringer will pay JM Ney $5,269,100 in cash plus an amount to be determined prior to the closing based on the value of certain assets, inventory and liabilities. Based on balances as of the end of the Company's third fiscal quarter, November 30, 2001, the parties currently estimate the total purchase price to be approximately $11,400,000. The Company and JM Ney have made certain representations and warranties to Deringer in the Asset Purchase Agreement, including among others, the authority of each of the Company and JM Ney to enter into the Asset Purchase Agreement and with respect to JM Ney's financial statements, inventory, customer lists and the description of JM Ney's intellectual property. Deringer has made certain representations and warranties to the Company and JM Ney, including among others, the authority to enter into the Asset Purchase Agreement.

Under the Asset Purchase Agreement, the Company, JM Ney and Deringer have also agreed to indemnify each other for certain losses due to breaches in their respective representations, warranties and covenants. The Company does not expect that any of the matters for which it has agreed to indemnify Deringer will have a material adverse effect on the Company's results of operations or financial condition following the closing. The Company and JM Ney have agreed to set aside $600,000 of the purchase price to be held in escrow to satisfy the indemnification claims, if any, brought by Deringer against the Company or JM Ney. Additionally, certain conditions must be satisfied or waived prior to the closing of the Asset Sale. These conditions include the receipt of approval of the Asset Sale by the Company's stockholders and obtaining the consents of certain lessors of manufacturing and office equipment and each of the Company's manufacturing customers to transfer certain rights and obligations under the applicable agreements to Deringer. Accordingly, even if the stockholders approve the Asset Sale, there can be no assurance that the Company will be successful in obtaining all required consents prior to closing. The material terms of the Asset Purchase Agreement are described under the heading "The Asset Purchase Agreement" in Section I of this Proxy Statement beginning on page 21. A copy of the Asset Purchase Agreement is attached as Appendix A and incorporated herein by reference.

What Consents or Waivers Must the Company Obtain in Order to Complete the Asset Sale in Addition to the Vote of the Stockholders?

In order to transfer substantially all of its assets pursuant to the Asset Sale, the Company must obtain a waiver of the holders of a majority of the principal amount of the Company's outstanding 10 1/2% Convertible Subordinated Debentures issued under the Company's Indenture dated as of February 26, 1998. In addition, JM Ney will need the consent of Sovereign Bank in connection with JM Ney's outstanding borrowings under its revolving credit agreement and term note with Sovereign Bank and with the warrants to purchase common stock of JM Ney issued to Sovereign Bank. The pursuit and preparation of these various consents and waivers is underway and the Company fully anticipates receiving all necessary consents and providing requisite notification in order to consummate the closing of the Asset Purchase Agreement.

In addition, the Asset Purchase Agreement identifies certain third party contracts and environmental permits which are to be transferred to Deringer at the closing. The Company has begun to contact each of the third parties involved in such third party contracts and is undertaking the steps necessary to transfer the environmental permits in order to meet this closing condition. The Company anticipates that all such consents, assignments and transfers will be obtained in order to consummate the closing of the Asset Purchase Agreement.

What Type of Accounting Treatment Will the Asset Sale Receive?

The Asset Sale will be accounted for as a sale of assets in accordance with generally accepted accounting principles. The Company will recognize a gain for book purposes based upon the excess net proceeds to be received from Deringer over the book value of the net assets sold.

What Are The U.S. Tax Consequences Of The Asset Sale To The Company?

The Company will recognize gain from the Asset Sale as well as the disposition of the net current assets not purchased by Deringer, after expenses of this transaction, in an amount equal to the difference between the net amount realized by the Company and the Company's adjusted tax basis in the assets sold or otherwise liquidated. The Company estimates that such gain will be approximately $2,486,000 after taxes based upon information available as of November 30, 2001 and including certain inventory gains that may be recognized prior to the closing of the Asset Sale. For income tax reporting purposes, portions of this gain are anticipated to be offset by current year operating losses, prior year net operating loss carryforwards and previously unrecognized net capital loss carryforwards.

What are the U.S. Tax Consequences of the Asset Sale to You?

The Asset Sale will have no direct U.S. federal income tax consequences to the Company's stockholders.

Do I Have Any Appraisal Rights in Connection With the Asset Sale?

Under Delaware law, the Company's stockholders are not entitled to dissenters' rights of appraisal with respect to the Asset Sale.

ABOUT THE COMBINED MEETING

When and Where is the Combined Meeting?

The Combined Meeting will be held on [ ], 2002 at 11:15 a.m. at The Wings Club, 52 Vanderbilt Avenue, 18th Floor, New York, New York.

What is the Purpose of the Combined Meeting?

At the Combined Meeting, the Company's stockholders will be asked to consider and vote on the proposed Asset Sale. THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ASSET SALE AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE ASSET SALE. For a description of the reasons why stockholders should vote in favor of the Asset Sale, see "The Asset Sale - Reasons for the Asset Sale" in Section I of this Proxy Statement on page 16.

The Company's stockholders will be asked to consider and vote upon the election of directors for the ensuing year (the "Election of Directors") and such other business as may properly come before the Combined Meeting or any adjournment or postponement thereof. THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.

Who is Entitled to Vote?

Only stockholders of record at the close of business on the record date, February 6, 2002, are entitled to receive notice of the Combined Meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting. At the close of business on January 14, 2002, there were issued and outstanding 2,093,661 shares of the Company's common stock (the "Common Stock"), which are entitled to cast 2,093,661 votes.

Who May Attend the Combined Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Combined Meeting.

What Constitutes a Quorum?

The presence at the Combined Meeting, in person or by proxy, of the holders of a majority of the outstanding Common Stock on the record date will constitute a quorum, permitting the Company to conduct its business at the Combined Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How Do I Vote?

You may vote on matters to come before the Combined Meeting in two ways:

    You may attend the Combined Meeting and cast your vote in person; or

    You may vote by completing, dating and signing the enclosed proxy card and returning it to Register & Transfer Company, the Company's transfer agent in the enclosed postage-paid envelope. If you deliver a valid proxy, you will authorize the individuals named on the proxy card, referred to as the proxy holders, to vote your shares according to your instructions. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING COMMON STOCK IS REQUIRED FOR APPROVAL OF THE ASSET SALE. HOWEVER, IF YOU PROVIDE NO INSTRUCTIONS OR IF YOU ABSTAIN, SUCH NON-VOTE OR ABSTENTION WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ASSET SALE. THE ELECTION OF DIRECTORS REQUIRES A PLURALITY OF TH VOTES CAST. SUCH NON-VOTE OR ABSTENTION SHALL HAVE NO LEGAL EFFECT ON THE ELECTION OF DIRECTORS.

What if I Vote and then Change my Mind?

You may revoke your proxy at any time before it is exercised by:

    filing a notice or revocation with the Company's Secretary;

    sending in another duly executed proxy bearing a later date; or

    attending the Combined Meeting and casting your vote in person.

Your last vote will be the vote that is counted.

What are the Board's Recommendations?

THE BOARD RECOMMENDS A VOTE FOR THE PROPOSED ASSET SALE. THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What Vote is Required?

Delaware law requires the approval of the holders of at least a majority of a corporation's outstanding voting shares for a sale or disposition of all or substantially all of a corporation's assets. As of the record date, there were 2,093,661 shares of the Company's common stock outstanding, of which 587,641 shares (approximately 28.1% of the outstanding shares) were beneficially held by the Company's officers and directors. The holders of at least 1,046,831 shares of the Common Stock must vote to approve the Asset Sale to complete the transaction. The Company has been advised that all of the officers and directors owning common stock of the Company intend to vote to approve the Asset Sale. If the holders of at least a majority of the outstanding Common Stock do not approve the Asset Sale at the Combined Meeting, the Company cannot complete the transaction.

Under Delaware law, the Election of Directors requires the affirmative vote of a plurality of the votes cast by the shares entitled to vote at the Combined Meeting.

What are the Effects of Abstentions and Broker Non-votes?

Abstentions occur when a person with voting power checks the abstention box on a proxy card for a particular proposal or otherwise indicates that he or she abstains from voting on a proposal. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., your broker) returns an executed proxy but does not vote on a particular proposal because the nominee does not have the discretion to vote with respect to that particular proposal and has not received instructions from the beneficial owner.

If you hold your shares in "street name" through a broker or other nominee, your broker or nominee is not permitted to exercise voting discretion with respect to the Asset Sale or the Election of Directors. Thus, if you do not give your broker or nominee specific instructions as to how to vote in connection with the Asset Sale or the Election of Directors, your shares will not be voted on the Asset Sale or the Election of Directors and will not be counted in determining the number of shares necessary for approval or the Election of Directors. BECAUSE THE APPROVAL OF THE HOLDERS OF AT LEAST A MAJORITY OF THE COMPANY'S OUTSTANDING VOTING SHARES IS REQUIRED TO APPROVE THE ASSET SALE, RATHER THAN A MAJORITY OF THE SHARES VOTING AT THE COMBINED MEETING, BROKER NON-VOTES AND ABSTENTIONS WILL HAVE THE EFFECT OF A VOTE AGAINST THE ASSET SALE. HOWEVER, BECAUSE THE APPROVAL OF THE HOLDERS OF AT LEAST A PLURALITY OF THE VOTES CAST BY THE SHARES ENTITLED TO VOTE IN THE ELECTION AT THE COMBINED MEETING IS REQUIRED TO APPROVE THE ELECTION OF DIRECTORS, BROKER NON-VOTES AND ABSTENTIONS HAVE NO LEGAL EFFECT ON THE ELECTION OF DIRECTORS.

Who Will Bear the Costs of Soliciting Proxies?

The Company will pay the cost of all proxy solicitations. Officers and other employees of the Company also may solicit proxies by personal interview, by electronic means or by telephone or facsimile equipment, in addition to the use of the mails. None of these individuals will receive special compensation for such services, which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. Upon request, the Company will reimburse these record holders for their reasonable out-of-pocket expenses.

THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON AND BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED FEBRUARY 28, 2001, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED BY MAIL TO FRANCIS E. BAKER, SECRETARY, ANDERSEN GROUP, INC., 515 MADISON AVENUE, SUITE 2600, NEW YORK, NY 10022 OR BY TELEPHONING THE COMPANY AT (212) 826-8942.

FORWARD-LOOKING INFORMATION

This Proxy Statement includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's ability to consummate the Asset Sale. These forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect the Company's results and cause them to materially differ from those contained in the forward-looking statements include:

    The inability of the Company, JM Ney or Deringer to satisfy one or more conditions to closing, including the Company's inability to obtain any consents or waivers from third parties required to transfer the assets to Deringer;

    JM Ney may incur a break-up fee if it terminates the Asset Purchase Agreement;

    The purchase price paid by Deringer at the closing of this transaction may be less than currently anticipated if the value of the fixed asset additions or inventory to be acquired are less than currently estimated;

    The amount realized by JM Ney from the sale of certain inventory components not being purchased by Deringer may be less than currently anticipated if precious metals prices fluctuate significantly;

    The amount realized by JM Ney from the collection of accounts receivable booked prior to the closing of the Asset Sale may be less than currently anticipated if JM Ney is unable to collect certain accounts receivable.

    JM Ney may encounter difficulties in assigning obligations under certain existing contracts;

    Post-closing adjustments for open shop orders, product warranties, obsolete or slow-moving inventory and claims relating to the representations and warranties of the Company and JM Ney in the Asset Purchase Agreement may result in part, or all of the escrowed funds held under the Escrow Agreement, being returned to Deringer or, may result in the Company or JM Ney having to indemnify Deringer for indemnification claims beyond the amount of escrowed funds;

    The Company may not be able to find suitable alternatives to direct the proceeds to be realized from the Asset Sale if the CCTV Transaction is not consummated; and

    Other factors that the Company is currently unable to identify or quantify, but that may exist in the future.

THE ASSET SALE

ITEM 1 OF THE PROXY CARD

Overview

The Board of Directors of the Company is proposing that the stockholders authorize and approve the proposed sale of substantially all of JM Ney's assets to Deringer in accordance with the terms of the Asset Purchase Agreement attached as Appendix A to this Proxy Statement and incorporated herein by reference. On a consolidated basis, the assets to be sold in this transaction, or retained by JM Ney and sold after this transaction, represented approximately 50% of the book value of the Company's consolidated assets as of November 30, 2001, and accounted for 98% of the Company's revenue for the nine months ended November 30, 2001. These assets include intellectual property related to JM Ney's products, raw materials and work in process. JM Ney will retain cash, accounts receivable booked prior to the closing of this transaction, certain refining inventory balances and its over-funded pension plan. JM Ney expects to convert to cash most of the net current assets that it does not sell to Deringer. JM Ney will also retain ownership of its Bloomfield, Connecticut manufacturing facility, which will be leased to Deringer under the terms of an eight-year lease to be executed in connection with this transaction. JM Ney will retain, and Deringer will not assume, responsibility for payment of outstanding trade payables, borrowings under its revolving credit agreement and term note with Sovereign Bank and long-term pension and health care obligations to former employees of JM Ney.

Although the material terms of the Asset Purchase Agreement are summarized below, the summary does not purport to be complete and is subject in all respects to the specific provisions of the Asset Purchase Agreement.

Business of the Company

Since February 1991 the Company's primary investment, which comprised approximately 74% of the Company's total consolidated assets at August 31, 2001, has been JM Ney. JM Ney historically operated in three industry segments: electronics, ultrasonic cleaning equipment and dental. In November 1995, JM Ney sold the assets and certain liabilities of the dental segment and in February 1998, JM Ney sold substantially all of the assets of the ultrasonic cleaning equipment segment. As a result, since February 1998, the Company has operated in two business segments: electronics and corporate. The electronics segment is comprised of the activities of JM Ney. The corporate segment is comprised of investment activities.

JM Ney is a full-service, materials and parts supplier to various automotive, medical, industrial electronics, telecommunications and military market segments. JM Ney manufactures metal alloys, specializing in various trademarked precious metal alloys, and the design, engineering and fabrication of custom precision products. The fabrication capabilities include wire drawing, rolling from ingot to foil, precision turning, stamping, injection and insert molding, as well as complex tool making.

JM Ney specializes in the custom engineering, design and manufacturing of precision metal contacts and insert-molded contact assemblies and connectors aimed at low amperage applications. Electrical contacts made utilizing precious metals, including gold, platinum, palladium and silver, are considered extremely dependable as the materials are inert and highly resistant to corrosion and wear. In developing a finished contact or connector assembly, JM Ney's technical staff works closely with customers, typically on an engineer-to-engineer level, in order to design a product that meets all of the metallurgical, electronic, dynamic and other performance specifications required for the customer's applications. JM Ney designs and builds the necessary molds and tools, and designs and manufactures the end product.

Following the closing of the Asset Sale, the Company intends to discontinue its Electronic Segment, which accounted for approximately 98% of total revenue for the fiscal year ended February 28, 2001. The Company will continue to make and hold investments, including but not limited to its investment in MBC and CCTV and may seek to complete the CCTV Transaction. The CCTV Transaction is described in more detail under the heading "The Asset Purchase Agreement - Potential Use of Proceeds - The Proposed CCTV Transaction" in Section I of the Proxy Statement beginning on page 27. The Company will also retain the overfunded pension plan and will receive the benefit of the proceeds from the Lease.

A description of the Company's business is contained in Item 1 of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2001, which is incorporated by reference in this Proxy Statement and is provided to you with this Proxy Statement.

Reasons for the Asset Sale

The Company's Board of Directors believes that it is in the best interests of the Company and its stockholders to sell substantially all of the assets associated with JM Ney, other than the assets specifically excluded as provided above, and to focus the Company's resources and proceeds of the Asset Sale on pursuing new opportunities including, but not limited to, the CCTV Transaction.

The Board of Directors has unanimously approved the Asset Sale and the terms of the Asset Purchase Agreement. The Board of Director's decision to approve the Asset Sale is based on a number of factors including, among others, the following:

    The Company is concerned that technological requirements of JM Ney's business will require continued capital investment which will limit the cash available to support its own ongoing administrative and operational expenses, and/or future investments in other opportunities. Although the Company has no specific corporate level objectives at this time other than contemplation of the proposed CCTV Transaction and maintaining its own operating obligations, the Company believes that continued capital expenditures to JM Ney's business would result in insufficient cash being available for other opportunities the Board of Directors may identify as superior investments;

    The Company is unwilling to make the additional investment necessary to acquire a strategic partner to help JM Ney generate acceptable levels of return on investment. The Company believes that the combination of potential product obsolescence and a slowing economy will make it difficult for JM Ney to remain successful as a stand-alone company. During the past several years, JM Ney has informally considered several strategic partnerships, none of which was ultimately consummated. The Board of Directors believes that additional effort to continue this process at this time will place the existing value of JM Ney at risk, and thus, the members of the Board of Directors believe that its stockholders' interests are best served in the proposed transaction with Deringer.

    The Company wishes to exit this particular manufacturing sector and focus on opportunities that offer more growth potential than JM Ney. The Company believes that given the relative cost and expense of supporting the JM Ney operations, including the likely necessity of expending substantial amounts to upgrade JM Ney's technology in the near term, the Board of Directors has determined that a redeployment of the cash to be generated from the sale of JM Ney would better serve the interests of the stockholders of the Company. Although the Board of Directors has not identified any particular opportunities, the Board of Directors is confident that such opportunities can be identified and pursued in the near term. Such opportunities may include, but are not limited to continuing investments in CCTV, an operator licensed to provide broadband cable television, high speed Internet access, and data transmission to up to 1.5 million residential and business customers within the City of Moscow, Russia and the proposed CCTV Transaction. However, the Board of Directors did not determine to sell JM Ney in connection with or in contemplation of the proposed CCTV Transaction; and

    The Company believes that it will realize appreciation of the value of JM Ney's fixed assets and precious metals by receiving payment for the fixed assets in an amount that is approximately $2,388,000 more than its depreciated book value, and the Company will also receive payment for the precious metals contents of JM Ney's inventory that is $2,625,000 more than its book value as recorded using the LIFO method of accounting both as of November 30, 2001. In addition, the Company will no longer be exposed to the volatility of precious metal prices and in particular Palladium prices, a metal that is a critical component in many of JM Ney's manufactured products. The Company acquired JM Ney when the price of palladium was $82.50 an ounce, gold was $360.00 an ounce and platinum was $393.50 an ounce. During the nearly eleven years that the Company has owned JM Ney, it has experienced a decline in the value of the gold component of its inventory, but marked increases in its palladium and platinum inventories. JM Ney's business involves the use of palladium to a greater extent than the other precious metals. The price of this particular metal in recent years has been extremely volatile, ranging from over $1,000 an ounce to $350 an ounce. The continuing investment in these precious metals bears both market price risk to continue to own it, and leasing interest rate risk to maintain a significant continuing hedge in the form of consignment leases or deferred pricing loans. At November 30, 2001, 49% of the pre-LIFO reserve book value of JM Ney's inventory was subject to volatile markets for precious metals. In recent years, JM Ney's results of operations have been significantly affected by the volatility in both market price and leasing costs for its precious metals. A sale at this time would eliminate this risk and allow the Company to convert this component of its investment in JM Ney into cash. In addition, JM Ney's operations in recent years have required a substantial amount of capital expenditures. During the three-year period ended February 29, 2000, more than $3,700,000 of capital expenditures had been invested in JM Ney's operations, during a period when its operating results produced no growth in earnings.

In addition to the factors set forth above, in the course of its deliberations concerning the Asset Sale, the Board of Directors consulted with the Company's legal advisors as well as the Company's management team. The Company utilized the services of Thomas L. Seifert, Esquire of Thomas L. Seifert, P.C. in connection with the Company's negotiation and performance of the Asset Purchase Agreement and Edwards & Angell, LLP in connection with the Company's preparation of this Proxy Statement and the negotiation of certain aspects of the proposed CCTV Transaction. The Company does not intend to obtain an opinion of any financial advisors in connection with the Asset Purchase Agreement. The Board of Directors also considered a number of other factors relevant to the Asset Sale, including:

    Oral reports from management regarding the Company's financial condition and the specific terms of the Asset Purchase Agreement, the Lease and the Escrow Agreement;

    A memorandum and financial analysis prepared by the Company's Chief Financial Officer;

    A summary term sheet prepared by Thomas L. Seifert, Esquire;

    The benefits to the Company resulting from the receipt of cash rather than other forms of potential consideration; and

    The belief that the terms of the Asset Purchase, the Lease and the Escrow Agreement are reasonable.

The Board of Directors also considered a number of potentially negative factors in its deliberations concerning the Asset Sale, including:

    The Company's decision to conduct the Asset Sale during an economic slowdown may have reduced the potential selling price of JM Ney's assets and operations. JM Ney's recent operating results and the prospects for future growth as a stand-alone company did not position the Company to command any significant value for its intangible assets, such as its customer and supplier relationships, or the skill set of the internal organization. Waiting for a more prosperous period for JM Ney, or for the economy as a whole, could have resulted in the Company being able to sell JM Ney's assets on more favorable terms;

    The Company's decision to sell JM Ney was made prior to and independently of the proposed CCTV Transaction. Moreover, the Board of Directors had determined to sell JM Ney and negotiate with Deringer in the absence of definitive plans for the use of proceeds to be generated by the sale. The negotiations with Deringer spanned approximately seventeen months. At the time the Board of Directors approved the execution and delivery of the definitive Asset Purchase Agreement, the Board had begun preliminary considerations of the proposed CCTV Transaction and at that point began consideration of using some or all of the proceeds of the Asset Sale in the proposed CCTV Transaction in the event the CCTV Transaction were to proceed. The Board of Directors has not definitively determined how the Company will use the undesignated portion of the remaining proceeds from the Asset Sale if the proposed CCTV Transaction is not consummated for any reason; and

    The structure of the Asset Sale leaves certain assets and liabilities with JM Ney following consummation of the Asset Sale which may result in additional administrative burdens for the Company. Specifically, the Company will be responsible for collecting accounts receivable, disposing of inventory and realizing value for certain prepaid expenses not acquired by Deringer. The Company will also have to fund certain long-term obligations to former executives and employees of JM Ney and continue to manage JM Ney's defined benefit retirement plan.

In view of the wide variety of factors considered by the Board of Directors, the Board of Directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. The determination of the purchase price was based upon the book value of the assets acquired and liabilities assumed, as adjusted for (i) the market value of the precious metal content of JM Ney's inventory at closing and (ii) a negotiated value assigned to the fixed assets. The value assigned to the fixed assets was based upon appraisals obtained by the parties and adjusted by the parties for particular items or circumstances. After taking into account all of the factors set forth above, the Board of Directors unanimously agreed that the Asset Purchase Agreement and the consummation of the Asset Sale were fair to and in the best interests of the Company and its stockholders, and that the Company should proceed with the Asset Sale.

The Company's Board of Directors also believes that certain of the risks described above are unlikely to occur or were unlikely to have a material impact on the Company, while others can be avoided or mitigated by the Company, and that overall, the potential benefits of the Asset Sale outweigh the potential risks associated with the Asset Sale.

BACKGROUND OF THE ASSET SALE

The Company purchased JM Ney in February 1991. In November 1995, it sold the dental division and in February 1998, it sold the ultrasonic cleaning division. JM Ney is currently comprised of the electronics segment, which is the only remaining active operating division from the company that was acquired in 1991.

After several years of volatile precious metals markets, and concerns about the return on the perceived market value of the remaining investment being generated, the Board began to consider whether JM Ney would remain a part of its strategic business focus.

In June 2000, Mr. Roderick Lamm, Chairman of Deringer Mfg. Company approached Mr. Oliver R. Grace, Jr., the Company's President, regarding the prospect of Deringer acquiring JM Ney in one form or another. The Company provided Mr. Lamm with certain financial and business information to Deringer for their review (as discussed below). Based upon this information, representatives of Deringer conducted on-site due diligence during October 2000. Deringer and the Company then met in October 2000 to discuss the possibilities of an acquisition of Ney by Deringer. Although no agreement was reached at that meeting, it served as the basis for further informal discussions and the continued sharing of certain financial and operating information.

In February 2001, Deringer and JM Ney entered into a confidentiality agreement and non-binding letter of intent under which Deringer would acquire substantially all the net assets of JM Ney. Under the non-binding letter of intent, Deringer had the exclusive right to negotiate for the net assets of JM Ney until May 4, 2001. Although the Company did not receive any specific consideration in exchange for providing Deringer with the exclusive right to negotiate the Asset Purchase Agreement, Deringer informed the Company that without such exclusivity, it was unwilling to expend the time and resources necessary to evaluate the acquisition of JM Ney's assets and liabilities. The exclusive right to negotiate was established for a discrete period of time and extended from time to time based upon the progress of negotiations. This was followed by further due diligence by Deringer, its independent accounting firm and its outside legal counsel. The non-binding letter of intent and the information reviewed and discussed during the course of the due diligence process served as the basis for further negotiations and discussions. During this process, the Company provided to Deringer the financial statements of the Company for the years ended 2000, 1999 and 1998, a scheduled disclosure of JM Ney's revenue by customer and product line, a projected budget for fiscal year 2001 and schedules of expenses and assets. The Company also provided Deringer with periodic updated financial information and operating results, as well as data with respect to numbers of employees, employee job descriptions, employee benefit plans, insurance coverage, precious metals levels and inventory, machinery capabilities and capacity and plant layout and utilization. In the course of this process, the Company obtained appraisals of JM Ney's assets that contributed to the determination of the purchase price.

Mr. Grace, Jr. kept the Board of Directors informed of the status and progress of discussions at the April 5, 2001 and July 25, 2001 Board meetings, in addition to less formal communications between and subsequent to those meetings. At such times, the Board discussed both financial objectives of the transaction and alternate scenarios. In August and September 2001, the Board of Directors considered and had discussions with two other potential purchasers of JM Ney's assets. Neither potential purchaser made a firm offer that, in the Board of Directors' view, rivaled the terms being discussed with Deringer. The Board of Directors perceived that such other potential purchasers would not be in a position to execute on decisions as quickly as Deringer. The Board did not want to risk any additional delays in moving towards a definitive purchase arrangement and accordingly, chose to continue discussions with Deringer in lieu of pursuing discussions with other potential purchasers.

The Board of Directors also considered retaining JM Ney as a continuing business under current or new management or liquidating JM Ney's assets in a series of unrelated transactions. Although the Board considered these other scenarios, ultimately the Board determined that such scenarios would not create a sufficient return on the invested capital in JM Ney. In addition, the Board did not perceive profitable growth for the JM Ney operation absent continued additional capital investments and accordingly determined not to continue the operation of JM Ney under current or new management.

From May 2001 through November 8, 2001 specific terms and conditions of the Asset Purchase Agreement and the related schedules and exhibits thereto, the Escrow Agreement and Lease were discussed and negotiated by the parties.

The Boards of Directors of both JM Ney and the Company approved the transaction in a substantially final form on November 2, 2001, and granted management the authorization to sign documents, once they were in a form agreeable to both parties.

This led to the signing of the Asset Purchase Agreement by Deringer, the Company and JM Ney on November 8, 2001.

At the time the Board of Directors approved the execution and delivery of the definitive Asset Purchase Agreement, the Board had begun preliminary considerations of the proposed CCTV Transaction and at that point began consideration of using some or all of the proceeds of the Asset Sale in the proposed CCTV Transaction in the event the CCTV Transaction were to proceed. The Board of Directors has not definitively determined how the Company will use the undesignated portion of the remaining proceeds from the Asset Sale if the proposed CCTV Transaction is not consummated for any reason.

THE ASSET PURCHASE AGREEMENT

Purchaser

The purchaser of the assets of JM Ney is a wholly-owned subsidiary of Deringer, a privately-held company with a principal place of business at 1250 Town Line Road, Mundelein, Illinois 60060. Deringer is engaged in the manufacturing and marketing of electrical contacts, including contact assemblies, welded wire contacts and tape assemblies and staked rivet assemblies.

Assets and Liabilities Subject to the Asset Sale

The assets to be sold by JM Ney include substantially all of the assets of JM Ney, including the following:

    All intellectual property rights associated with JM Ney's products, including the use of the JM Ney name and the trademark names of its products;

    All rights and obligations under certain manufacturing agreements related to the JM Ney's products;

    Substantially all equipment and machinery related to JM Ney's products;

    All inventory related to JM Ney's products; and

    All furniture, fixtures, and equipment, except for certain excluded items, located at JM Ney's manufacturing facility in Bloomfield, Connecticut.

JM Ney will retain cash, accounts receivable booked prior to the closing of the transaction, certain refining inventory and its over-funded pension plan. JM Ney expects to convert to cash most of the net current assets that it does not sell to Deringer. As part of the Asset Sale, Deringer will assume JM Ney's obligations under certain equipment leases and certain employee-related expenses. JM Ney will retain and Deringer will not assume responsibility for payment of (i) certain trade payables and accrued liabilities totally approximately $945,000, including cash overdrafts; (ii) outstanding precious metals consignment borrowings of approximately $1,605,000; (iii) the balance of $1,500,000 due under a term note with Sovereign Bank; and (iv) certain long term pension and health care obligations to former employees of JM Ney recorded in the Company's financial books and records at approximately $992,000. In total, the Company and JM Ney will retain approximately $5,042,000 of liabilities associated with JM. Ney.

Purchase Price

In exchange for the assets and assumed liabilities, Deringer will pay JM Ney an amount in cash based on:

    $5,269,100 in cash, plus

    the cost of fixed asset additions since February 28, 2001 (estimated to be $178,000), plus the value of inventory to be acquired at the time of the closing (estimated to be $6,151,000) (The value of the inventory is based on the published market value of the precious metal content of inventory and the book value of other inventory components. At November 30, 2001, the prices per troy ounce for gold, silver, platinum and palladium were $275.50, $4.13, $429.13 and $328.90, respectively), plus the book value of the prepaid expenses to be acquired at the time of the closing (estimated to be $104,000), less the book value of the principal component of equipment leases to be assumed (estimated to be $14,000), less the amount of the accrued vacation for the employees of JM Ney to be hired by Deringer (estimated to be $250,000).

Using balances as of the end of the Company's third fiscal quarter, November 30, 2001, the Company expects that at closing of the transaction, Deringer will pay JM Ney approximately $11,400,000 in cash, of which $600,000 will be held in escrow to fund payment of indemnification claims arising under the Asset Purchase Agreement, if any. Under the terms of the Asset Purchase Agreement, JM Ney has provided Deringer with a guarantee that Deringer will realize aggregate gross margins of at least 20% of sales of finished goods for which there are open orders booked at the time of closing of the Asset Sale. Based upon the margins of JM Ney's recent shipping months, which have averaged in excess of 30% (according to the calculation basis provided for in the Asset Purchase Agreement), the Company believes that this guarantee will not result in any adjustment of the purchase price, deductions from the escrowed funds or subsequent payments to Deringer.

As additional consideration, Derringer also will enter into the Lease for JM Ney's manufacturing facility in Bloomfield, Connecticut. Under the terms of the Lease, Deringer shall pay an annual rent of $290,000 in the first year of the Lease Term. The Lease payment is scheduled to increase incrementally on each anniversary date of the Lease at a rate of $5,800 per year during the term of the Lease. In the final year of the Lease, the annual Lease rate will be $330,600. The Lease will be accounted for as an operating lease. The Company will record income under the Lease and continue to record depreciation expense for the facility.

Conditions to Closing

Deringer's obligation to complete the Asset Sale as contemplated by the Asset Purchase Agreement is subject to the satisfaction or waiver of the following conditions:

    All of the representations and warranties of the Company and JM Ney in the Asset Purchase Agreement must be true and correct in all material respects as of the closing date;

    The Company and JM Ney must have satisfied all covenants, agreements and conditions required by the Asset Purchase Agreement;

    No legal action pertaining to the assets or the transactions contemplated by the Asset Purchase Agreement shall have been threatened or pending in any court or administrative agency that seeks to restrain or prohibit the consummation of the closing of the Asset Sale;

    No adverse material adverse change regarding JM Ney's assets shall have occurred prior to the closing of this transaction;

    The Asset Sale must have been approved by the holders of at least a majority of the Company's outstanding common shares; and

    All material third party consents and waivers necessary for the Company to complete the transactions contemplated by the Asset Purchase Agreement shall have been obtained including a waiver of the holders of a majority of the principal amount of the Company's outstanding debentures issued under the Company's Indenture dated as of February 24, 1998, and the consent of Sovereign Bank.

The obligation of the Company and JM Ney to complete the Asset Sale under the Asset Purchase Agreement is subject to the satisfaction or waiver of the following conditions:

    All of Deringer's representations and warranties in the Asset Purchase Agreement must be true and correct in all material respects as of the closing date;

    Derigner must have satisfied all covenants, agreements and conditions required by the Asset Purchase Agreement;

    No action shall have been threatened or pending that would restrain or prohibit the Asset Sale;

    The Asset Sale must have been approved by the holders of at least a majority of the Company's outstanding common shares; and

    All material third party consents and waivers necessary for the Company to complete the transactions contemplated by the Asset Purchase Agreement shall have been obtained including a waiver of the holders of a majority of the principal amount of the Company's outstanding debentures issued under the Company's Indenture dated as of February 24, 1998 and the consent of Sovereign Bank.

Indemnification Obligations

The Company and JM Ney have agreed to indemnify Deringer against any liabilities, including reasonable legal fees and expenses ("Losses"), that Deringer may incur (i) resulting from any breach by the Company or JM Ney of any of the representations, warranties, covenants or agreements of the Company or JM Ney, respectively under the Asset Purchase Agreement, (ii) relating to the liabilities retained by JM Ney or (iii) resulting from any failure of the parties to comply with applicable bulk sales laws. In order to secure payment of the indemnification obligations of the Company and JM Ney, $600,000 of the purchase price will be delivered to the escrow agent (the "Escrow Agent") under the terms of the Escrow Agreement. Of this amount, $300,000 will be held by the Escrow Agent for any Losses incurred by Deringer resulting from a breach of the representations and warranties made by the Company and JM Ney in connection with the description of JM Ney's inventory. The other $300,000 will be held by the Escrow Agent for any losses incurred by Deringer resulting from the liabilities retained by JM Ney, a breach of the other representations and warranties made by the Company or JM Ney in the Asset Purchase Agreement or the failure of the parties to comply with applicable bulk sales laws. Deringer's sole remedy for any breaches of the representations and warranties concerning inventory shall be limited to the $600,000 set aside in the Escrow Agreement. Deringer's remedies with regard to any other Losses shall not be limited to the amounts deposited under the Escrow Agreement. The Escrow Agent shall release to JM Ney any amounts not subject to claims by Deringer eighteen months after the closing of the transaction. In determining the amount to be placed in escrow for indemnification purposes, the Company undertook a review of the inventory turn reports which served as the preliminary basis for the determination of "Soft Inventory" as defined in the Asset Purchase Agreement. Post-closing movement of Soft Inventory, if any, will serve as partial basis for the release of escrowed funds by the Escrow Agent to JM Ney. In addition, the Company considered the aggregate amount of the purchase price it was willing to have restricted and unavailable for use in light of the overall terms of the sale transaction and the anticipated subsequent liquidation of other assets of JM Ney not being sold to Deringer. The material terms of the Escrow Agreement are described in greater detail under the heading "The Asset Sale - Other Agreements in Connection with the Asset Sale" in Section I of this Proxy Statement beginning on page 26. A copy of the form of Escrow Agreement is attached as Appendix C and incorporated herein by reference.

Deringer has agreed to indemnify the Company and JM Ney against any Losses (i) resulting from any breach by Deringer of any of its representations, warranties, covenants or agreements under the Asset Purchase Agreement or (ii) relating to the liabilities retained by JM Ney.

No Solicitation

The Company and JM Ney have agreed that neither party will, and will not permit its respective employees, officers, directors, agents or representatives to, solicit any sale or acquisition relating to JM Ney's assets, JM Ney's capital stock, substantially all of the assets of the Company or any merger, consolidation or business combination involving the Company or JM Ney (each, a "Takeover Proposal"). The Company, however, may participate in discussions or negotiations and furnish information if it receives an unsolicited Takeover Proposal and the Company's Board of Directors determines in good faith after consultation with outside counsel that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders.

Termination; Termination Fees

The Asset Purchase Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the closing by:

    the mutual written consent of the Company, JM Ney and Deringer;

    Deringer, if the Company's stockholders do not approve the Asset Sale;

    JM Ney, if the Company accepts the superior offer of a third party to purchase substantially all of JM Ney's or the Company's assets or the Company accepts a more favorable offer of a third party to purchase more than 50% of the outstanding voting stock of the Company;

    any party, if the Asset Sale is not consummated on or before February 28, 2002; or

    any party, if a material breach or default of the covenants or agreements contained in the Asset Purchase Agreement shall be made by the other party and not cured within ten (10) business days.

In addition, Deringer had the right any time through December 10, 2001 to terminate the transaction if it was not satisfied, in its sole discretion, with its review of JM Ney's customer relationships or the terms of any of JM Ney's fixed price contracts. Deringer did not exercise this right to terminate the Asset Purchase Agreement.

If JM Ney unilaterally terminates the Asset Purchase Agreement because the Company's Board of Directors has approved or entered into an agreement relating to an acquisition of JM Ney's assets or the Company's assets by a third party or the acquisition of more than 50% of the combined voting power of the Company's Common Stock by a third party, then the Company must pay Deringer $300,000 in cash within two (2) calendar days following the termination.

If Deringer terminates the Asset Purchase Agreement because the Company's stockholders have not approved the Asset Sale, then the Company must pay Deringer $75,000 in cash within two (2) calendar days following the termination unless the Company's stockholders have not approved the Asset Sale following the withdrawal of the recommendation by the Company's Board of Directors, in which case the Company shall pay Deringer $300,000 in cash within two (2) calendar days following the termination.

Amendment

Any amendment or modification to the Asset Purchase Agreement will only be effective if in writing and signed by all of the parties.

Other Agreements in Connection with the Asset Sale

In connection with the Asset Sale, the parties propose to enter into the following agreements:

Lease. Under the Lease, a form of which is attached as Appendix B and incorporated herein by reference, JM Ney has agreed to lease JM Ney's manufacturing facility located in Bloomfield, Connecticut (the "Premises") to Deringer for a term of eight years (the "Lease Term"). Under the terms of the Lease, Deringer shall pay an annual rent of $290,000 in the first year of the Lease Term. The Lease payment is scheduled to increase incrementally on each anniversary date of the Lease at a rate of $5,800 per year during the term of the Lease. In the final year of the Lease, the annual Lease rate will be $330,600.

Under the terms of the commercial triple net Lease, the Company has certain limited responsibilities and obligations including the responsibility for making certain capital repairs and replacements to the roof, exterior walls and foundation of the building, the heating, cooling, ventilating and other mechanical equipment servicing the building, and the water, sewer, plumbing and electrical systems servicing the building. However, the Company shall not be responsible to make any such repairs if damage is caused by Deringer's neglect or fault. In addition, the Company has certain limited obligations to make repairs to the premises in the event of fire or other casualty which is not due to Deringer's fault or negligence. All other responsibilities related to the operation, insurance and maintenance of the premises shall be the obligation of Deringer under the terms of the Lease In addition to other standard provisions found in most commercial triple net leases, Deringer shall have the right of first refusal to purchase the Premises if JM Ney seeks to sell the Premises to a third party.

Escrow Agreement. Under the Escrow Agreement, a copy of which is attached as Appendix C and incorporated herein by reference, $600,000 of the purchase price under the Asset Purchase Agreement shall be delivered to U.S. Bank, N.A., as Escrow Agent, to secure payment of the indemnification obligations of the Company and JM Ney under the Asset Purchase Agreement. Under the terms of the Escrow Agreement, $300,000 will held by the Escrow Agent to secure any indemnification claims under the Asset Purchase Agreement (the "General Indemnification Escrow Fund") and $300,000 will be held by the Escrow Agent to secure indemnification claims by Deringer resulting from a breach of the representations and warranties of the Company and JM Ney relating to JM Ney's inventory (the "Inventory Indemnification Escrow Fund"). Claims against the Escrow Funds shall be the exclusive remedy for any damages incurred by Deringer resulting from a breach of the representations and warranties of the Company and JM Ney relating to JM Ney's inventory; in addition, only claims with respect to JM Ney's inventory may be made against the Inventory Indemnification Escrow Fund. Claims against the General Indemnification Escrow Fund shall not be the exclusive remedy by Deringer for any other indemnification claims under the Asset Purchase Agreement. The Escrow Agent shall release to JM Ney any amounts not subject to claims by Deringer eighteen months after the closing of this transaction.

Potential Use of Proceeds - The Proposed CCTV Transaction

The Company is a party to the Letter Agreement which contemplates a proposed transaction by and among the Company, MBC, COMCOR and CCTV. YOU ARE NOT BEING ASKED TO VOTE ON THE PROPOSED CCTV TRANSACTION AS PART OF THIS PROXY STATEMENT.

CCTV is an operator licensed to provide broadband cable television, high speed Internet access, and data transmission services to up to 1.5 million residential and business customers within the City of Moscow, Russia. The terms of the Letter Agreement provide a framework under which the Company would acquire substantially all of the capital interests of MBC. The Letter Agreement also contemplates that the Company, directly or through MBC or another designee of the Company, would acquire substantially all of the capital interests of CCTV. As further discussed below, if the proposed CCTV Transaction is completed as currently contemplated, the Company would devote the net proceeds of the Asset Sale to meet the Company's obligations in the CCTV Transaction.

Presently, MBC owns approximately 50% of the capital interests of CCTV. The other 50% of the capital interests of CCTV is owned by COMCOR. Upon execution of definitive documents by and among the Company, MBC, COMCOR and CCTV, (i) MBC will invest $5,000,000 in CCTV in exchange for preferred shares of CCTV which will convert into ordinary voting shares of CCTV and (ii) COMCOR would contribute certain assets to CCTV which, together with contributions previously made to CCTV by COMCOR, would be valued at approximately $30,000,000. The assets would be contributed by COMCOR to CCTV in exchange for ordinary voting shares of CCTV. The preferred shares of CCTV issued to MBC will be converted to ordinary voting shares prior to the issuance of the CCTV shares to COMCOR. The ordinary voting shares held by MBC and COMCOR would be deposited with a custodian under an arrangement restricting the ability of each of MBC and COMCOR to vote such shares pending completion of certain subsequent steps in the CCTV Transaction. MBC has already advanced approximately $2,500,000 to CCTV and may advance approximately $2,500,000 in additional funds to CCTV within 30 days of this Proxy Statement, which CCTV is obligated to repay with interest at LIBOR plus one percent per annum. Under the terms of a Loan Agreement between MBC and CCTV, CCTV is required to make monthly payments of interest on the last day of each month. All amounts of principal and interest become due and payable upon the earlier of March 30, 2002 or upon the funding of an additional $10 million investment by MBC in CCTV. The Loan Agreement is made in conjunction with the terms of the General Agreement among COMCOR, MBC and CCTV dated January 1, 2000, as amended.

Under the terms of the Letter Agreement, the Company would negotiate to acquire substantially all of the outstanding equity interests of MBC not presently owned by it in exchange for shares of the Company's common stock. The Company and representatives of MBC will determine whether this exchange will occur directly with the holders of MBC's capital interests or through a merger with a newly created subsidiary. In addition, the Company and the representatives of MBC will determine the aggregate value of the exchange or merger. Subject to the acquisition of the MBC capital interests, the Company would issue shares of its common stock, valued at approximately $30,000,000, to COMCOR (or COMCOR's designee) in exchange for (i) the transfer of COMCOR's 50% capital interest in CCTV to MBC (or another designee of the Company) and (ii) the transfer of the assets to CCTV by COMCOR, described above. The number of shares of the Company's common stock to be issued to COMCOR would depend upon the trading value of the Company's common stock at the time of the closing of the CCTV Transaction. Upon completion of the acquisition by the Company of the outstanding MBC capital interests and the issuance of the Company's common stock to COMCOR, MBC would contribute approximately $16,000,000 to CCTV in exchange for ordinary voting shares of CCTV. Some portion of the $16,000,000 investment by MBC may be funded by the Company with proceeds from the Asset Sale.

Under the terms contemplated in the Letter Agreement, the proposed CCTV Transaction is subject to a number of contingencies and conditions precedent including, but not limited to, the following:

- adoption by CCTV of all corporate action necessary to issue shares of CCTV to each of MBC and COMCOR;

- the approval by appropriate Russian regulatory authorities of numerous steps in the Transaction including the issuance of CCTV shares to MBC;

- negotiation, approval, execution and delivery of definitive agreements and documents among the Company, MBC, COMCOR and CCTV;

- approval of the transaction by the Committee on Foreign Investment in the United States pursuant to the Exon-Florio Amendment;

- approval of the stockholders of the Company and MBC; and

- the five-day average price of the Company's common stock remaining between $8 and $12 per share at the time of the closing of the CCTV Transaction.

Although MBC has already advanced CCTV approximately $2,500,000, there can be no assurances that the remaining steps of the CCTV Transaction will occur or will occur as presently contemplated. If any of these conditions to the CCTV Transaction are not met or if possible, waived, the CCTV Transaction will not occur. In addition, the overall success of the CCTV Transaction may be dependent on the Company's ability to make continuing equity investments above and beyond that contemplated by the Letter Agreement in order to fund CCTV's future operations.

The consummation of the CCTV Transaction, as contemplated, would cause substantial ownership dilution to the existing stockholders of the Company. For example, dilution to the Company's stockholders would occur upon the issuance of the Company's common stock to COMCOR as described above. Additional dilution to the Company's stockholders would occur upon the issuance of the Company's common stock to the MBC holders in exchange for the MBC capital interests described above. If the proposed CCTV Transaction is completed, certain officers, directors and stockholders of the Company who are also officers, directors and/or stockholders of MBC would increase their ownership interests in the Company. There are additional, potential conflicts of interests, both direct and indirect, among the related parties to the CCTV Transaction, certain of which are described in the section entitled "Certain Relationships and Related Transactions," in the Corporate Governance portion of Section II of this Proxy Statement. In addition, Yuri I. Pripachkin, the General Director of COMCOR, holds options to purchase 20,000 shares of the Company's common stock at an exercise price of $10.50 per share and is a member of the Board of Directors of the Company. Mr. Pripachkin and his affiliates own a controlling interest in COMCOR.

The consummation of the proposed CCTV Transaction, as presently contemplated, would make the net proceeds of the Asset Sale unavailable for other uses by the Company. Regardless of whether the proposed CCTV Transaction is completed, the Company will use approximately $6,000,000 of the proceeds from the Asset Sale for the purposes set forth in items 1-5 in the section entitled "What Will the Proceeds be Used For?" in the Question and Answer portion of Section I of this Proxy Statement. Conversely, if the CCTV Transaction is not consummated for any reason, the Company will use the undesignated portion of the remaining proceeds from the Asset Sale for general corporate purposes and for other uses, including acquisitions and investments that the Board of Directors may approve in the future.

THE CONSUMMATION OF THE PROPOSED CCTV TRANSACTION IS NOT A CONDITION PRECEDENT TO THE ASSET SALE. THE COMPANY INTENDS TO PROCEED WITH THE ASSET SALE REGARDLESS OF THE LIKELIHOOD OF COMPLETING THE PROPOSED CCTV TRANSACTION. NEITHER THE BOARD OF DIRECTORS' RECOMMENDATION TO THE STOCKHOLDERS TO VOTE FOR THE ASSET SALE NOR THE BOARD'S DETERMINATION THAT THE ASSET SALE IS IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS IS CONDITIONED UPON THE CONSUMMATION OF THE PROPOSED CCTV TRANSACTION. YOU ARE NOT BEING ASKED TO VOTE ON THE PROPOSED CCTV TRANSACTION AS PART OF THIS PROXY STATEMENT. ASSUMING THE PROPOSED CCTV TRANSACTION PROGRESSES ON TERMS SIMILAR TO THAT SET FORTH IN THE LETTER AGREEMENT AND DEFINITIVE TERMS AND AGREEMENTS SUPPORTING THE PROPOSED CCTV TRANSACTION ARE FINALIZED, YOU WILL BE ENTITLED AND REQUIRED TO VOTE ON CERTAIN MATTERS RELATED TO THE CCTV TRANSACTION IN A SUBSEQUENT PROXY STATEMENT, INCLUDING AN INCREASE IN THE COMPANY'S AUTHORIZED CAPITAL AND THE ISSUANCE OF SHARES OF THE COMPANY'S COMMON STOCK TO BOTH COMCOR AND THE HOLDERS OF SHARES OF MBC.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary of the material U.S. federal income tax consequences of the Asset Sale is not intended to be tax advice to any person, nor is it binding upon the Internal Revenue Service. In addition, no information is provided herein with respect to the tax consequences of the Asset Sale under applicable state, local, or foreign tax laws or other federal tax laws.

The Company will recognize taxable gain from the Asset Sale and from the disposition of other net current assets not purchased by Deringer, after expenses of this transaction, in an amount equal to the difference between the amount realized by the Company and the Company's adjusted tax basis in the assets sold or otherwise liquidated. The amount realized by the Company from the Asset Sale will equal the sum of :

    the cash consideration to be received by the Company from Deringer;

    the amount of the liabilities assumed by Deringer; and

    the aggregate amount of liabilities to which the assets being transferred are subject.

The Company had a federal net operating loss carry-forward of approximately $2,056,000 as of February 28, 2001 and it also anticipates that it will generate additional operating losses during the current fiscal year, excluding the impact of the Asset Sale. Accordingly, the Company anticipates that the projected gain generated by the Asset Sale will be partially offset by such net operating losses for federal regular income tax purposes, and, as a consequence, the Company will incur a smaller federal regular income tax liability in connection with the Asset Sale than would otherwise be paid.

The Asset Sale will not result in any direct federal income tax consequences to stockholders of the Company.

ELECTION OF DIRECTORS

ITEM 2 ON PROXY CARD

Eight directors are to be elected at the Combined Meeting for a term of one year and until their successors shall be elected and qualified. Unless authority is withheld, it is intended that votes will be cast pursuant to the enclosed proxy for the election of the eight nominees set forth below. Each of the nominees is presently a member of the Board and has agreed to serve as a director if so elected. In the event that any of the nominees should become unable or unwilling to serve as a director, a contingency which management has no reason to expect, it is intended, except when authority has been withheld, that the proxy will be voted FOR the election of such person, if any, as shall be designated by the Board. The names of, and certain information with respect to, the persons nominated for election as directors are as follows:

OLIVER R. GRACE, JR., age 47, has been a Director of the Company since 1986, President and Chief Executive Officer since 1997, and was Chairman from 1990 to 1997. Mr. Grace is the Chairman of Moscow Broadband Communication Ltd. He has also been President and a Director of AG Investors, Inc., one of the Company's subsidiaries, since 1992 and a Director of JM Ney since February 1997. Mr. Grace, Jr. is a General Partner of The Anglo American Security Fund L.P. and Republic Automotive Parts, Inc. He also serves on the Board of Directors of ComCor-TV. Mr. Grace, Jr. is the brother of Director John S. Grace.

FRANCIS E. BAKER, age 72, has been Chairman and Secretary of the Company since 1997, a Director since 1959, and President and Chief Executive Officer of the Company from 1959 to 1997. Mr. Baker is also the President of Moscow Broadband Communication Ltd. He also serves as a Director of JM Ney. He also serves on the Board of Directors of ComCor-TV.

PETER N. BENNETT, age 65, has been a Director of the Company since 1992. He is a private investor and financial consultant.

JOHN S. GRACE, age 44, has been a Director of the Company since 1990. He is the Chairman of Sterling Grace Corporation and a General Partner of The Anglo American Security Fund L.P. Mr. Grace has been an employee of AG Investors, Inc., one of the Company's subsidiaries, since 1992. John S. Grace is the brother of Oliver R. Grace, Jr.

LOUIS A. LUBRANO, age 68, has been a Director of the Company since 1983. Mr. Lubrano is currently Senior Vice President with Gilford Securities, Incorporated, a New York City-based brokerage firm. Mr. Lubrano was formerly with Herzog, Heine, Geduld, Inc., members of the New York Stock Exchange and from 1991-1996 was a Managing Director of Stires and Company, Inc.

THOMAS MCPARTLAND, age 43, has been a Director of the Company since April 2000. He is founder and majority shareholder of Convergence Media, Ltd., a consulting and investment company and former President and CEO of TCI Music now known as Liberty Digital. Mr. McPartland is the Executive Chairman and member of the Board of Directors of Redwood Partners International a pan-European executive search, strategic and financial consulting company focusing on the technology, media and telecommunications sector. Mr. McPartland is also a Board member of PlantAmerica, Inc., a company that specializes in providing information resources and related technology solutions for the green industry.

JAMES J. PINTO, age 50, has been a Director of the Company since 1988. He is President of the Private Finance Group Corp., a merchant banking and venture capital firm, a position he has held since 1990. Mr. Pinto also serves as a Director of FragranceNet.com, Inc.

YURI I. PRIPACHKIN, age 41, currently serves as Chairman of the Board of Directors of "Moscow Telecommunications Corporation" (COMCOR), a position he has held since 1997. Dr. Pripachkin had been a General Director of COMCOR from 1992 to 1997. Dr. Pripachkin also serves as President of Russian Association of Cable Television.

CORPORATE GOVERNANCE

Meetings of the Board

During the fiscal year ended February 28, 2001, the Board of Directors held five regular meetings and three special meetings. All of the directors attended at least seventy-five percent (75%) of the aggregate of the meetings of the Board and of the meetings of the committees of the Board on which each served.

Executive Committee

The Board has an Executive Committee comprised of Oliver R. Grace, Jr. (Chairman), Francis E. Baker and John S. Grace. The responsibilities of the Executive Committee include selection of potential nominees for director and the recommendation of nominees to the full Board, monitoring the Company's management resources, structure, succession planning, development and performance of key executives and review and recommendation of new business opportunities to the entire Board. There were no meetings of the Executive Committee during the fiscal year ended February 28, 2001.

Nominating Committee

The Board does not have a Nominating Committee. The Executive Committee considers the qualifications of persons to be recommended to the Board and stockholders for election as directors of the Company. Such recommendations must be accompanied by appropriate background information and documentation.

Audit Committee

During the fiscal year ended February 28, 2001, the Board's Audit Committee was comprised of Louis A. Lubrano (Chairman), James J. Pinto and Thomas McPartland. The Audit Committee is primarily concerned with the effectiveness of the audits of the Company by the Company's independent certified public accountants. Among other things, its duties include: recommending the selection of independent certified public accountants; reviewing the scope of the audit to be conducted by them, as well as the results of their audit; reviewing the organization and scope of the Company's internal system of financial controls; evaluating the Company's financial reporting activities (including its Proxy Statement and Annual Report on Form 10-K) and the accounting standards and principles followed by the Company; and examining other reviews covering compliance by employees with important Company policies. The Directors who serve on the Audit Committee are all "independent" for the purposes of NASDAQ listing standards. The Board of Directors has determined that none of the Audit Committee members have a relationship to the Company that may interfere with their independence from the Company and its management. The Board of Directors has adopted a written charter describing the functions of the Audit Committee. (See Appendix D, Audit Committee Charter for a more detailed description of the Audit Committee's functions). There were three meetings of the Audit Committee during the fiscal year ended February 28, 2001.

Compensation Committee

The Board has a Compensation Committee comprised of James J. Pinto (Chairman) and Louis A. Lubrano, each of whom is an independent, non-employee director. The Compensation Committee reviews and recommends executive compensation, including changes therein, and administers the Company's stock option plans. There was one meeting of the Compensation Committee during the fiscal year ended February 28, 2001.

Pension Committee

The Board also has a Pension Committee. This Committee is presently comprised of Frank A. Baker (Chairman) and Oliver R. Grace, Jr. The Pension Committee monitors the administration of the Company's and its subsidiary's qualified retirement plans to ensure investment management is consistent with the Committee's objectives. There were no meetings of the Pension Committee during the fiscal year ended February 28, 2001.

Independent Committee

The Board also has an Independent Committee comprised of Frank A. Baker (Chairman), Louis A. Lubrano and James J. Pinto. This Committee considers and reviews any and all transactions with affiliates of the Company. There were no meetings of the Independent Committee during the fiscal year ended February 28, 2001.

The Independent Committee will not be in a position to act as an "independent committee" with respect to the proposed CCTV Transaction due to the members' conflicts of interest. At this time, the Company does not contemplate assembling a committee of independent directors or shareholders to consider the proposed CCTV Transaction on behalf of the Company. Rather, the Board of Directors will undertake to disclose each member's interests in the proposed CCTV Transaction in connection with any meetings of the Board of Directors or stockholders convened to discuss or vote upon the proposed CCTV Transaction.

Director Compensation

During fiscal year 2001, each non-employee director received a fee of $10,200 per year, and $500 plus a reimbursement of expenses for each Board meeting attended. All non-employee directors that serve as Chairpersons of committees of the Board received additional compensation of $2,000 per year. In addition, Mr. John S. Grace, an employee of one of the Company's subsidiaries, received a salary of $12,000; plus $4,800 for Board fees and $500 for each Board meeting attended.

Employment Agreements

Mr. Cerny's agreement is contained in a March 7, 1993 letter agreement, as amended on February 23, 1995 and as further amended on March 20, 1995 (collectively, the "Employment Agreement"). In addition to general terms of Mr. Cerny's responsibilities, compensation and benefits, the Employment Agreement contains two severance provisions. First, the Employment Agreement provides that if the Mr. Cerny's position is declared redundant or is eliminated or if the Company should terminate his services for its convenience, then the Company would have the option of providing Mr. Cerny with either twelve months of notice or twelve months of salary (including fringe benefits) or any combination thereof. Second, the severance portion of the Employment Agreement also addresses the situation in which JM Ney is sold and the buyer wishes to retain Mr. Cerny. In order to induce Mr. Cerny to accept employment with new management, the Company would be obligated to provide Mr. Cerny with a 12 month employment agreement with [similar compensation, responsibilities and benefits] and a one year severance if the new employment contract with the buyer was not renewed. Upon completion of the Asset Sale, Deringer will not employ Mr. Cerny. As a result, it is the Company's position that the second severance provision does not apply. Accordingly, the Company is currently negotiating severance arrangements with Mr. Cerny.

Certain Relationships and Related Transactions

MBC: At February 28, 1999, the Company owned 50% of Treglos Investments Limited ("Treglos") which owned an investment in the Institute for Automated Systems ("IAS"), a Russian telecommunications company. At that date, Oliver R. Grace, Jr., the Company's President and Chief Executive Officer, and his brother John S. Grace, a Director of the Company, each owned directly and indirectly approximately 22% of Treglos. Treglos has since changed its name to ABC Moscow Broadband Communication Limited ("MBC").

During the period from March 1, 1999 through December 31, 1999, the Company invested an additional $300,000, including $39,000 of allocated salaries, in MBC, which was matched equally by the other Moscow Broadband shareholders. These funds were used primarily to pay expenses relating to developing an agreement with COMCOR to own and operate CCTV, which has undertaken to deliver cable television, data transmission and Internet access and IP telephony throughout the Moscow, Russia region.

During January 2000 through March 2000, MBC conducted a private placement of its common stock in which it raised $18,000,000 in gross cash proceeds. The Company invested $4,500,000 in this private placement, including the conversion of $500,000 of unrecorded accounts receivable from MBC into MBC stock. In addition, entities formed for the benefit of Oliver R. Grace, Jr. and John S. Grace, or their families, invested $6,090,000, including the conversion of $475,000 of receivables from MBC into MBC stock. Francis E. Baker, the Company's Chairman, invested $500,000, Thomas McPartland, a Director, invested $500,000, James J. Pinto, a Director, directly and indirectly invested $600,000, Peter N. Bennett, a Director, invested $200,000 and Andrew M. O'Shea, the Company's Chief Financial Officer, invested $10,000. Also, Ann Marie Lubrano, the daughter of Louis A. Lubrano, a Director, invested $100,000.

The accounts receivable to the Company and the Grace-controlled interests, as well as to one other investor, represented a portion of amounts paid into MBC from 1995 through 1999.

During January and February 2000, the Company allocated $46,833 of expenses to MBC for administrative and due diligence services. At February 29, 2000, the Company had recorded a receivable of $91,747 for such allocated costs and for expenses paid on MBC's behalf which was subsequently received.

During fiscal 2000, Oliver R. Grace, Jr., President and Chief Executive Officer, extended the Company a $1,000,000 loan for the purpose of increasing the Company's investment in MBC. This loan which bears interest at the annual rate of 8.5% to be paid quarterly, and is secured by a first lien on real estate owned by Andersen Realty, Inc., a wholly-owned subsidiary of the Company, had an original maturity date of August 2001 which was extended to April 2002. The loan was paid in full in December 2001 in connection with the sale of real estate which had been securing the obligations. During fiscal 2001, the Company paid Mr. Grace, Jr. interest totaling $85,000 in connection with this loan. In connection with the loan, Mr. Grace, Jr. also received a warrant to purchase 18,706 shares of the Company's stock at an exercise price of $16.04 per share.

During fiscal 2001, the Company allocated $203,696 of expenses to MBC for administrative services provided. During January and February 2000, the Company allocated $46,833 of expenses to MBC for administrative and due diligence services. Prior to January 2000, the Company did not allocate expenses to MBC.

The loan was paid in full in December 2001 in connection with the sale of the real estate which had been securing this obligation.

On November 26, 2001, the Company entered into the Letter Agreement with COMCOR, CCTV and MBC, which provides a framework for the Company, directly or through MBC, to acquire substantially all of the capital interests of CCTV. Under the terms of the proposed CCTV Transaction, the Company would issue shares of its common stock to COMCOR valued at approximately $30,000,000 in exchange for the transfer of COMCOR's 50% capital interests in CCTV to MBC as well as in consideration of the transfer of certain assets to CCTV by COMCOR. The number of shares of the Company's common stock to be issued to COMCOR would depend on the market value of the Company's shares at the time of the closing of the CCTV Transaction.

The Company would also negotiate to acquire the substantially all of the outstanding equity interests of MBC not presently owned by it in exchange for the Company's common stock. The Company and representatives of MBC will determine whether this exchange will occur directly with the holders of MBC's capital interests or through a merger with a newly created subsidiary. In addition, the Company and representatives of MBC will determine the aggregate value of the exchange or merger. There are certain conflicts of interest, both direct and indirect, among the related parties to the proposed CCTV Transaction, including certain officers, directors and significant stockholders of the Company who are officers, directors and/or shareholders of MBC and/or CCTV. A more complete description of the proposed CCTV Transaction can be found under the heading "The Asset Purchase Agreement - Potential Use of Proceeds - The Proposed CCTV Transaction" in Section I of the Proxy Statement beginning on page 27.

Other: During April 2000, the Company borrowed an additional $200,000 from Mr. Grace, Jr. in exchange for an 8.5% secured note and a warrant to purchase 5,393 shares of the Company's common stock at $11.13 per share. This transaction was authorized by the Board's Executive Committee subject to approval of the Board of Directors. During fiscal 2001, the Company paid Mr. Grace, Jr. interest totaling $16,338 in connection with this additional loan. This note and related interest was repaid by the Company in April 2001. This amount was borrowed to enable the Company to meet its preferred dividend and interest payment requirements.

In April 2000, the Company borrowed $50,000 from Francis E. Baker, Chairman, in exchange for an unsecured demand note which bears interest at the rate of 10% per annum. This transaction was authorized by the Board's Executive Committee subject to approval of the Board of Directors. During Fiscal 2001, the Company paid Mr. Baker interest totaling $528 in connection with this loan. This loan and related interest was repaid in May 2000.

The Company leases office space from a company owned by Oliver R. Grace, Jr., President and Chief Executive Officer, for which it paid $46,172 during the fiscal year ended February 28, 2001.

During fiscal 2001 the Company's Chairman and Secretary, Francis E. Baker, was granted a bonus in the form of the forgiveness of $111,743 of a $223,487 note payable from Mr. Baker to the Company. In May 2001, Mr. Baker repaid an unsecured non-interest-bearing note to the Company in the amount of $111,744. The original note was accepted by the Company in exchange for ownership of a life insurance policy at the approximate cash surrender value as of the date of the transaction.

REPORT OF THE AUDIT COMMITTEE

In the performance of our oversight responsibilities, the Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements for the year ended February 28, 2001.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors the independent auditors' independence.

Based on the reviews and discussions referred to above, in reliance on management and the independent auditors, and subject to the limitations of our role, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K.

The foregoing report has been

Approved by all of the members

of the Audit Committee

Louis A. Lubrano

James J. Pinto

Thomas McPartland

EXECUTIVE COMPENSATION

The following information is provided regarding the annual and long-term compensation paid or to be paid to the Chief Executive Officer and the three other most highly compensated executive officers of the Company with respect to the fiscal years 2001, 2000, and 1999.

SUMMARY COMPENSATION TABLE
				Long Term
				Compensation
	Annual Compensation			Awards
				Securities
				Underlying	All Other
Name and Principal Position	Fiscal Year	Salary (1) $	Bonus $	Options/SARs	Compensation (3)
				#	$

Oliver R. Grace, Jr. President and Chief Executive Officer	2001	95,077	-	-	2,971
	2000	60,446	-	-	2,017
	1999	85,000	-	-	2,550

Francis E. Baker Chairman and Secretary	2001	187,428(2)	-	-	111,743
	2000	98,000	-	-	-
	1999	120,000	15,000	20,000	-

Ronald N. Cerny President, The J.M. Ney Company	2001	186,024	-		5,319
	2000 1999	171,473 164,808	- 10,000	- 5,000	5,030 4,987

Andrew M. O'Shea Chief Financial Officer, and Chief Financial Officer of The J.M. Ney Company	2001	132,501	25,000		4,044
	2000	120,513	10,000	-	3,959
	1999	112,209	6,680	-	4,283

  Includes amounts of compensation deferred by the employee pursuant to the Company's 401(k) plan.

  For the fiscal year ended February 28, 2001, Mr. Baker received cash compensation from the Company and MBC totaling $187,428. This amount is comprised of $45,000 paid by the Company and $142,428 paid by MBC.

  For Messrs. Grace, Jr., Cerny and O'Shea this amount consists of contributions made by the Company in respect of its 401(k) plan. For Mr. Baker, this amount represents the portion of a note payable to the Company which was written off as a bonus.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

No stock options were issued by the Company or by JM Ney during fiscal year 2001.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION/SAR VALUES

The following table sets forth certain information with respect to options/SARs exercised during fiscal year 2001 by the individuals named in the Summary Compensation Table and unexercised options to purchase the Company's Common Stock granted under the Incentive Stock Option Plan to the individuals named in the Summary Compensation Table.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End(#) Exercisable/ Unexercisable	Value of Unexercised In-the- Money Options/SARs at Fiscal Year End($) Exercisable/ Unexercisable
Oliver R. Grace, Jr.	-	-	9,500/0	$30,941/$0
Francis E. Baker	-	-	20,000/0	$33,760/$0
Ronald N. Cerny	3,000	$22,313	5,000/0	$8,440/$0
Andrew M. O'Shea	10,000	$95,625	0/0	$0/$0

Board Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board is responsible for reviewing the Company's executive compensation program and policies each year and determining the compensation of the Company's senior executive officers. The Committee's determination on compensation of the Company's Chief Executive Officer and other executive officers is reviewed with and approved by the entire Board.

The Compensation Committee of the Board was comprised of Messrs. James J. Pinto and Louis A. Lubrano, independent directors.

The fiscal year 2001 base pay of each of the Company's executive officers was determined on the basis of the individual's responsibilities and performance and a comparison with salaries paid by competitors of the Company. The bonus component of executive compensation is directly related to corporate and business unit performance. The Committee's overall policy regarding compensation of the Company's executive officers is to provide competitive salary levels and compensation incentives that attract and retain individuals of outstanding ability in key positions that recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality, and that support both the short-term and long-term goals of the Company. The executive compensation program includes elements which, taken together, constitute a flexible and balanced method of establishing total compensation for senior management.

Compensation paid to the Company's executive officers for fiscal year 2001 consisted primarily of salary, bonus and contributions made by the Company in respect of its 401(k) Plan.

For fiscal 2001, the Committee established the compensation of Oliver R. Grace, Jr., the President and Chief Executive Officer of the Company, using the same criteria used to determine compensation for other executive officers. Mr. Grace, Jr.'s fiscal 2001 base pay was based upon a voluntary salary reduction and the Committee's overall assessment of Mr. Grace, Jr.'s performance and upon market data.

It is the opinion of the Committee that the aforementioned compensation structures provide features which properly align the Company's executive compensation with corporate performance and the interests of its stockholders and which offer competitive opportunities in the marketplace.

Under Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder, deductions for employee remuneration in excess of $1 million which is not performance based are disallowed for publicly traded companies. The Committee has determined that it is unnecessary at this time to seek to qualify the components of its compensation program within the meaning of Section 162(m).

The foregoing report has been

approved by all members of the

Compensation Committee

James J. Pinto, Chairman

Louis A. Lubrano

Performance Graph

The following graph compares the performance of the Company for the periods indicated with the performance of the National Association of Securities Dealers Automated Quotation ("NASDAQ") Composite Stock Index (the "NASDAQ Composite") and the performance of the NASDAQ Industrial Composite Stock Index (the "Peer Group"). The comparative five-year total returns assume a $100 investment made on February 28, 1996 with dividends reinvested. The stockholder return shown for Andersen Group, Inc. ("AGI") on the following graph is not necessarily indicative of future stock performance.

Comparative Five-Year Total Returns

Andersen Group, Inc., NASDAQ Composite and Peer Group

(Performance results through February 28, 2001)

	1996	1997	1998	1999	2000	2001
AGI	$100.00	$146.67	$156.80	$106.67	$456.67	$211.68
NASDAQ Composite	$100.00	$118.99	$160.95	$207.99	$426.95	$195.61
Peer Group	$100.00	$108.98	$130.26	$129.58	$260.74	$135.96

Pension Benefits

The following table sets forth the estimated aggregate annual benefit payable upon retirement or at normal retirement age for each level of remuneration specified at the listed years of service in accordance with the Company's defined benefit plan. The pension benefits are based on calendar year earnings and are payable in the form of a life annuity. For calendar 2001, the maximum annual compensation limit for determining pension benefits was $170,000.

Pension Plan Table

Years of Service

Remuneration	5	1 0	15	20	25	30
$100,000	$ 4,450	$ 8,900	$13,350	$17,800	$22,250	$26,700
125,000	6,013	12,025	18,038	24,050	30,063	36,075
150,000	7,575	15,150	22,725	30,300	37,875	45,450
170,000	8,825	17,650	26,475	35,300	44,125	52,950

An individual's pension benefits are equal to the greater of the following two calculations: (A) .75% of final average earnings (average annual earnings for the five consecutive years of highest earnings in the employee's last 10 years of employment) plus .50% of final average earnings in excess of covered compensation (covered compensation equals the average of the Social Security wage base for the individual based upon his/her age) multiplied by the employee's years of service as a qualified employee (up to a maximum of 40 years), or (B) the sum of the individual's accrued pension benefit at December 31, 1993 calculated pursuant to (A) plus the individual's average compensation for the years since December 31, 1993 (average compensation equals the highest average annual earnings for the five consecutive years since December 31, 1993, up to a maximum of $160,000) multiplied by the percentages in (A), multiplied by the number of years of service since 12/31/93. Pension benefits payable upon retirement are increased by a late retirement factor due to the delay in receipt of benefits if the employee continues to work after attaining the age of 65.

Pension benefits are not reduced on account of social security benefits received by the employee. Average earnings is the sum of the amounts shown in the columns labeled "Salary" and "Bonus" in the Summary Compensation Table. For purposes of the Pension Plan Table, the amount used for covered compensation is the average of the covered compensation for each of the individuals named in the Summary Compensation Table. As of February 28, 2001, the executive officers named in the Summary Compensation Table have the following years of credited service for pension plan purposes under the Table: Mr. Grace, Jr. 8 years; Mr. Cerny 7 years; and Mr. O'Shea 5 years. Mr. Baker's pension benefits have been computed in accordance with (B) of the above formula and have been enhanced by the late retirement factor pursuant to the Plan. The estimated aggregate annual benefit being paid to Mr. Baker from the Company's defined benefit pension plan is $29,913.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock ("Insiders"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Insiders are required by the regulations of the Commission to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons that no such forms were required for those persons, the Company believes that during fiscal year 2001 all filing requirements applicable to its directors, officers and persons who own more than ten percent of the Company's Common Stock were satisfied.

PRINCIPAL STOCKHOLDERS AND SECURITY

OWNERSHIP OF MANAGEMENT OF THE COMPANY

The following table sets forth information regarding the beneficial ownership of Common Stock, as of January 22, 2002 by each director, by each named executive officer of the Company described in "Executive Compensation", by persons known by the Company who beneficially own 5% or more of the outstanding shares of Common Stock, and by all directors and executive officers of the Company as a group. The beneficial ownership information described and set forth below is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. It does not constitute an admission of beneficial ownership for any other purpose.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
	Preferred	Common	Preferred	Common
Francis E. Baker(1) 8356 Sego Lane, Vero Beach, Florida	0	126,207	0	6.0
Estate of Oliver R. Grace, Sr.(2) c/o Lorraine G. Grace, Executrix 49 Cove Neck Road, Oyster Bay, New York	0	156,360	0	7.5
Lorraine G. Grace(3) 49 Cove Neck Road, Oyster Bay, New York	0	181,069	0	8.6
Oliver R. Grace, Jr. (4) 55 Brookville Road, Glen Head, New York	12,863	451,166	6.8	20.7
John S. Grace(5) 55 Brookville Road, Glen Head, New York	32,571	197,758	17.3	9.0
Peter N. Bennett(6) 6 Batersea High St. London SW11 3RA, England	43,935	88,409	23.3	4.1
The Bank of Butterfield(7) . Rose Bank Centre 14 Bermudiana Road, Hamilton, Bermuda	16,863	327,326	9.0	15.4
Grace & White, Inc.(8) 515 Madison Ave., Suite 1700, New York	0	478,896	0	22.9
Miles P. Jennings, Jr.(9) 4 Oakland Street, Bristol, Connecticut	0	153,300	0	7.3
First United Securities Limited(10) Exchange House P.O. Box 16, 54-58 Athol Street, Douglas, Isle of Man	0	133,636	0	6.4
Louis A. Lubrano(11)	0	8,000	0	(17)
James J. Pinto(12)	0	61,515	0	2.9
Thomas McPartland(13)	0	20,000	0	(17)
Yuri I. Pripachkin(14)	0	20,000	0	(17)
Ronald N. Cerny(15)	0	8,905	0	(17)
Andrew M. O'Shea(16)	0	8,552	0	(17)
All directors and executive officers as a group (3 (Preferred) and 10 (Common) persons, including certain of the above- named individuals)	89,369	954,581	47.5	38.8

1. Francis E. Baker has beneficial ownership of an aggregate of 126,207 shares of Common Stock and no shares of Preferred Stock. Of the Common Stock amount 44,401 shares are owned directly. The figure set forth in the table includes 58,900 shares of Common Stock with respect to which Mr. Baker has shared voting power as co-trustee under the Oliver R. Grace Grandchildren Trust U/R dated December 27, 1976 and 2,906 shares which such Trust owns by virtue of its ability to convert $47,000 principal amount of the Company's 10.5% Convertible Subordinated Debentures due 2007 (the "Debentures") to Common Stock within a 60-day period. Mr. Baker also holds a stock option to acquire an additional 20,000 shares of Common Stock which may be issued to him within a 60-day period. Mr. Baker disclaims beneficial ownership of such shares held in trust.

2. The Estate of Oliver R. Grace, Sr., c/o Lorraine G. Grace, Executrix, has direct beneficial ownership of an aggregate of 156,360 shares of Common Stock and no shares of Preferred Stock.

3. Lorraine G. Grace has beneficial ownership of 238,876 shares of Common Stock and no shares of Preferred Stock. Of the Common Stock amount, 13,638 shares are held by Mrs. Grace directly; 2,475 shares are held by Mrs. Grace, as trustee of a trust for the benefit of her children; 57,087 shares are held by a trust of which Mrs. Grace is the beneficiary; 8,569 shares are held by virtue of the ability of Mrs. Grace to convert $139,000 principal amount of the Debentures to Common Stock within a 60-day period; and 156,360 shares are held by virtue of Mrs. Grace's appointment as executrix of the Estate of Oliver R. Grace, Sr. Lorraine G. Grace is the mother of Directors Oliver R. Grace, Jr. and John S. Grace.

4. Oliver R. Grace, Jr. has beneficial ownership of an aggregate of 451,166 shares of Common Stock and 12,863 shares of Preferred Stock. Of the Common Stock amount, 51,953 shares are held by Oliver R. Grace, Jr. directly, including 23,253 shares by virtue of Mr. Grace's ability to convert $376,000 principal amount of the Debentures to Common Stock within a 60-day period; 11,664 shares are held by virtue of Mr. Grace's ability, as custodian for the benefit of his children, to convert 6,000 shares of the Company's Preferred Stock to Common Stock within a 60-day period; 4,685 shares are held by Carolyn Grace, the spouse of Oliver R. Grace, Jr., of which 4,205 shares are held by Mrs. Grace by virtue of her ability to convert $68,000 principal amount of the Debentures to Common Stock within a 60-day period; 35,930 shares are held by virtue of the ability of The Anglo American Security Fund L.P. (of which Oliver R. Grace, Jr. is a general partner) to convert $581,000 principal amount of the Debentures to Common Stock within a 60-day period; 37,000 shares are held by a corporation owned by members of Mr. Grace's family; 94,556 shares are held in an individual retirement account for the benefit of Mr. Grace and 181,779 shares held by trusts for which Oliver R. Grace, Jr. is a possible beneficiary, of which 13,344 shares are held by the trusts by virtue of their ability to convert 6,863 shares of the Company's Preferred Stock to Common Stock within a 60-day period. Mr. Grace, Jr. also holds stock options to acquire an additional 9,500 shares of Common Stock which may be issued to him within a 60-day period. Mr. Grace, Jr. also holds stock warrants to acquire an additional 18,706 shares and 5,393 shares expiring March 2003 and April 2003 respectively. Oliver R. Grace, Jr. disclaims beneficial ownership of all shares owned by his spouse, by him as trustee for the benefit of family members, by his children, by The Anglo American Security Fund, L.P.

5. John S. Grace has beneficial ownership of 197,758 shares of Common Stock and 32,571 shares of Preferred Stock. Of the Common Stock amount, 16,909 shares are owned by John S. Grace directly, including 1,051 shares held by virtue of Mr. Grace's ability to convert $17,000 principal amount of the Debentures to Common Stock within a 60-day period; 41,991 shares are held by virtue of the ability of The Anglo American Security Fund L.P. (of which John S. Grace is a general partner) to convert $581,000 principal amount of the Debentures to Common Stock within a 60-day period; 1,113 shares are held by virtue of the ability of Florida & Asia Consulting, Inc. (Lola Grace, the spouse of John S. Grace, is the sole stockholder of Florida & Asia Consulting, Inc.) to convert $18,000 principal amount of the Debentures to Common Stock within a 60-day period; 43,878 shares are held by virtue of the ability of Sterling Grace Capital Management, L.P. (John S. Grace is Chairman of Sterling Grace Corporation, the general partner of Sterling Grace Capital Management, L.P.) to convert 22,571 shares of the Preferred Stock to Common Stock within a 60-day period, 9,055 shares are held in an individual retirement account for Mr. Grace's benefit and 84, 873 shares held by trusts for which John S. Grace is a possible beneficiary, of which 19,440 shares are held by trusts by virtue of their ability to convert 10,000 shares of the Company's Preferred Stock to Common Stock within a 60-day period, and of which 1,152 shares are held by the trusts by virtue of their ability to convert $18,634 of principal amount of the Debentures to Common Stock within a 60-day period. Mr. Grace also holds stock options to acquire an additional 6,000 shares of Common Stock. John S. Grace disclaims beneficial ownership of all shares held by trustees for the benefit of members of his family and The Anglo American Security Fund L.P.

6. Peter N. Bennett has beneficial ownership of 88,409 shares of Common Stock and 43,935 shares of Preferred Stock. The figure set forth in the table includes shares held by virtue of the ability of Mr. Bennett to convert 43,935 shares of the Preferred Stock to 85,409 shares of Common Stock within a 60-day period. Also included in the figure set forth in the table are 3,000 shares of Common Stock which may be issued to Mr. Bennett within 60 days hereof upon the exercise of his existing exercisable stock option.

7. The Bank of Butterfield (the "Bank") has beneficial ownership of an aggregate of 327,326 shares of Common Stock and 16,863 shares of Preferred Stock as trustee of various trusts, including trusts for the benefit of Oliver R. Grace, Jr. and John S. Grace. Of the Common Stock amount 32,781 shares are held by virtue of the Bank's ability, as trustee, to convert 16,863 shares of the Preferred Stock to Common Stock within a 60-day period.

    As reported in the Schedule 13G/A filed January 22, 2002, Grace & White, Inc. has beneficial ownership of 478,896 shares of Common Stock and no shares of Preferred Stock. Of the Common Stock amount 13,638 shares are held for the benefit of Lorraine Grace; 57,807 shares are held in a trust for the benefit of Lorraine Grace; 156,360 shares are held in trust for the Estate of Oliver R. Grace, Sr., of which Lorrane Grace is the Executrix; 188,535 shares are held in various trusts at the Bank of Butterfield and First United Securities Limited; 58,900 shares are held in a trust for which Francis E. Baker has voting power as co-trustee; and 3,656 shares are held for persons unaffiliated with the Company.

9. Miles P. Jennings has reported to the Company that he has beneficial ownership of 153,300 shares of Common Stock.

10. First United Securities Limited ("FUSL") has beneficial ownership of an aggregate of 133,636 shares of Common Stock, as trustee of various trusts, including trusts for the benefit of Oliver R. Grace, Jr. and John S. Grace and no shares of Preferred Stock. Of the Common Stock amount 6,926 shares are held by virtue of the ability of FUSL to convert $112,000 principal amount of the Debentures to Common Stock within a 60-day period.

11. Louis A. Lubrano has beneficial ownership of 8,000 shares of Common Stock and no shares of Preferred Stock. Mr. Lubrano's ownership is represented by stock options to acquire 8,000 shares of Common Stock within a 60-day period.

12. James J. Pinto has beneficial ownership of 61,515 shares of Common Stock and no shares of Preferred Stock. Of the Common Stock amount, 53,515 shares are held directly. Also included in the figure set forth in the table are stock options to acquire 8,000 shares of Common Stock within a 60-day period.

13. Thomas McPartland holds non-qualified stock options to acquire 20,000 shares of common stock within a 60-day period.

14. Yuri I. Pripachkin holds non-qualified stock options to acquire 20,000 shares of common stock. These options are not exercisable until October 2002.

15. Ronald N. Cerny has beneficial ownership of 8,905 shares of Common Stock and no shares of Preferred Stock. Of the Common Stock amount, 3,000 shares are held directly and 905 shares are held in the Company's 401(k) Plan by virtue of Mr. Cerny's holdings of units of a Company stock fund within the Plan. Also included in the figure set forth in the table are stock options to acquire 5,000 shares of Common Stock within a 60-day period.

16. Andrew M. O'Shea has beneficial ownership of 8,552 shares of Common Stock and no shares of Preferred Stock. Of the Common Stock amount, 7,700 shares are held directly and 852 shares are held in the Company's 401(k) Plan by virtue of Mr. O'Shea's holdings of units of a Company stock fund within the Plan.

17. Represents less than one percent (1%) of the Common Stock.

INDEPENDENT PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP is the Company's independent accounting firm, and has been since January 2001.

In January 2001, the Company's former auditors, Deloitte & Touche LLP, were dismissed by the Company for the fiscal year ended February 28, 2001. Deloitte & Touche LLP rendered an unqualified opinion with respect to the Company's consolidated financial statements for all the years covered by their reports up until the time of their dismissal. The dismissal of Deloitte & Touche LLP was approved by the Audit Committee of the Company's Board of Directors, and later ratified by the entire Board of Directors.

During the fiscal years ended February 28, 1999 and February 29, 2000, and the interim period from February 29, 2000 through January 11, 2001, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or procedures, financial statement disclosures or auditing scope or procedures.

Effective January 11, 2001, upon recommendation of the Audit Committee of the Company's Board of Directors, the firm of PricewaterhouseCoopers LLP, 100 Pearl Street, Hartford, Connecticut 06103 was retained to perform an examination on and render an opinion with respect to the Company's consolidated financial statements as of and for the year ended February 28, 2001. During the past two fiscal years, the Company has not consulted with PricewaterhouseCoopers LLP regarding the application of accounting principles, or the type of audit opinion that might be rendered on the Company's financial statements. Furthermore, no written report or oral advice was provided by PricewaterhouseCoopers LLP that was an important factor in reaching a decision as to an accountant, auditor or financial report issue. PricewaterhouseCoopers LLP was not consulted on any matter which would be viewed as being the subject of a disagreement or reportable event.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting

Audit Fees

The aggregate fees paid to PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's consolidated financial statements for the year ended February 28, 2001 were $97,000. This amount excludes fees paid by ABC Moscow Broadband Communication Limited or ZAO ComCor-TV for service provided by PricewaterhouseCoopers LLP for the financial statements of those entities for the year ended December 31, 2000. The aggregate fees paid to Deloitte & Touche LLP for their reviews of the Company's unaudited statements included in the Company's quarterly filings on Form 10-Q, and for Deloitte & Touche LLP's review of the Company's Annual Report on Form 10-K for the purposed of their granting the Company their consent to include their opinions with respect to previous year audits were $26,550.

Financial Information Systems Design and Implementation Fees

The aggregate fees billed for certain information technology services of the type described in Rule 2-01(C)(4) (ii)(B) of Regulation S-X rendered by either PricewaterhouseCoopers LLP or Deloitte & Touche LLP during the year ended February 28, 2001 were $0.

All Other Fees

The total fees billed for all other services rendered by PricewaterhouseCoopers LLP during the fiscal year ended February 28, 2001 were $67,500. The total fees billed for all other services rendered by Deloitte & Touche LLP during the fiscal year ended February 28, 2001 were $22,895.

STOCKHOLDER PROPOSALS

No Stockholder proposals were received by the Company during Fiscal 2001.

In order to be considered for inclusion in the Proxy Statement relating to the 2002 Annual Meeting of Stockholders, any proposal by a record holder of Common Stock, or a record holder of the Preferred Stock pursuant to the Preferred Stock Terms, must be received by the Company at its principal offices on or before April 30, 2002. A proponent of such a proposal must comply with the proxy rules under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

As of the date of this Proxy Statement, the Board and Management do not intend to present and have not been informed that any other person intends to present any matter for action at the Annual Meeting other than as discussed in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the holders of the proxy will act in accordance with their best judgment.

INCORPORATION BY REFERENCE

The following documents filed by the Company with the SEC (File No. 0-1460) are incorporated by reference in this Proxy Statement:
    Annual Report on Form 10-K for the year ended February 28, 2001;
    Current Report on Form 8-K dated November 8, 2001; and
    Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2001.

The SEC permits the Company to "incorporate by reference" information into this Proxy Statement. This means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except, for any information superceded by information contained directly in this Proxy Statement. The Company incorporates by reference into this Proxy Statement additional documents that the Company may file with the SEC from the date of this Proxy Statement to the date of the Combined Special Meeting and Annual Meeting.

This Proxy Statement incorporates business and financial information about the Company that is not included in or delivered with this Proxy Statement. This information is available without charge to you upon your written or oral request to Secretary, Andersen Group, Inc., 515 Madison Avenue, Suite 2600, New York, New York 10022, telephone (212) 826-8942.

You should rely only on this information contained or incorporated by reference in this Proxy Statement in making your decision about how to vote on the proposals that will be presented at the Combined Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated as of February ___, 2002. You should not assume that the information is accurate as of any other date and you should not view either the mailing of this Proxy Statement to stockholders nor the completion of the sale as implying otherwise.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by the Company, including the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2001, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549 and at the Regional Offices at 233 Broadway, New York, NY 10279 and at Citicorp Center, Suite 1400, 500 W. Madison Street, Chicago, IL 60661. Copies of such information also may be obtained by mail from the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site at www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically.

ANDERSEN GROUP, INC

/s/ Francis E. Baker

Francis E. Baker

Secretary

[ ], 2002

ANDERSEN GROUP, INC.

PRO FORMA UNAUDITED FINANCIAL INFORMATION

AND

THE J.M. NEY COMPANY UNAUDITED FINANCIAL STATEMENTS

INDEX TO UNAUDITED FINANCIAL INFORMATION

Page

Anderson Group, Inc. - Unaudited ProForma Consolidated

Condensed Financial Information

Summary of Presentation F-1

Andersen Group, Inc. Pro Forma Consolidated Balance Sheet

as of November 30, 2001 F-2

Andersen Group, Inc. Pro Forma Consolidated Condensed

Statements of Operations for the nine months ended November 30, 2001 F-3

Andersen Group, Inc. Pro Forma Consolidated Condensed

Statements of Operations for the year ended February 28, 2001 F-4

Andersen Group, Inc. Pro Forma Consolidated Condensed

Statements of Operations for the year ended February 29, 2000 F-5

Andersen Group, Inc. Pro Forma Consolidated Condensed

Statements of Operations for the year ended February 28, 1999 F-6

Andersen Group, Inc. Notes to Pro Forma Consolidated Condensed

Financial Statements F-7 - F-9

Financial Statements of The J.M. Ney Company (unaudited)

The J.M. Ney Company Balance Sheets as of November 30, 2001,

February 28, 2001 and February 29, 2000 F-10

The J.M. Ney Company Statement of Operations for the periods ended November 30, 2001, February 28, 2001, February 29, 2000

and February 28, 1999 F-11

The J.M. Ney Company Statements of Cash Flows for the periods ended November 30, 2001, February 28, 2001, February 29, 2000

and February 28, 1999 F-12

The J.M. Ney Company Statements of Changes in Shareholder's

Equity for the periods ended November 30, 2001, February 28, 2001,

February 29, 2000 and February 28, 1999 F-13

Notes to The J.M. Ney Company Unaudited Financial Statements F-14 - F-22

APPENDIX A

ASSET PURCHASE AGREEMENT

APPENDIX B

FORM OF LEASE

APPENDIX C

FORM OF ESCROW AGREEMENT

APPENDIX D

AUDIT COMMITTEE CHARTER

ANDERSEN GROUP, INC.

COMBINED ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS , 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints [ ] and [ ], and each of them, proxies, with full power of substitution, acting unanimously and voting or if only one is present and voting then that one, to vote the shares of stock of Andersen Group, Inc., which the undersigned is entitled to vote, at the Special Meeting of Stockholders to be held at [ ], on [ ], 2002, at 10:00 a.m. local time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if present.

1. APPROVAL OF THE PROPOSED ASSET SALE AS DESCRIBED IN THE PROXY STATEMENT.

FOR AGAINST ABSTAIN ]

2. ELECTION OF ALL DIRECTORS

FOR AGAINST WITHHELD

(as noted below)

[PLEASE WRITE IN THE NAME OF ANY DIRECTOR NOMINEE FOR WHOM YOU WISH TO WITHHOLD YOUR VOTE.]

WITHHELD: __________________________________

Oliver R. Grace, Jr., Francis E. Baker, Peter N. Bennett, John S. Grace, Louis A. Lubrano, Thomas McPartland, James J. Pinto, Yuri I. Pripachkin

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THIS MEETING.

IF YOU RETURN YOUR PROPERLY EXECUTED PROXY, WE WILL VOTE YOUR SHARES AS YOU DIRECT. IF YOU DO NOT SPECIFY ON YOUR PROXY CARD HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE THEM FOR PROPOSAL 1, PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

PLEASE MARK, SIGN AND DATE THE REVERSE SIDE AND

RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or at any adjournment thereof.

Please sign EXACTLY as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If more than one trustee, all should sign. If shares are held jointly, both owners must sign.

DATED: _________________, 2002 ________________________________________

SIGNATURE

________________________________________

SIGNATURE IF HELD JOINTLY

PLEASE VOTE, SIGN, DATE, AND

RETURN THE PROXY CARD USING

THE ENCLOSED ENVELOPE